Exhibit 4.20

INTER-ADMINISTRATIVE AGREEMENT FOR THE SALE OF SHARES

N.  7.007-2021

entered into by:

The Nation - Ministry of Finance and Public Credit

(The "Seller")

and

Ecopetrol S.A.

(The "Buyer")

on

August 11, 2021

Execution Version

INTER-ADMINISTRATIVE AGREEMENT FOR THE SALE OF SHARES

This interadministrative agreement for the sale of shares (the "Agreement") is entered into on August 11, 2021 (the "Execution Date") between (1) the Nation - Ministry of Finance and Public Credit, with tax identification number 899,999-090-2, represented by José Manuel Restrepo Abondano, of legal age, identified with citizenship card No. 79,521,502, acting in his capacity as Minister of Finance and Public Credit, (the "Seller" or the "Ministry"); and (2) Ecopetrol S.A., a sociedad por acciones, de economía mixta de carácter comercial, del orden nacional, linked to the Ministry of Mines and Energy, with tax identification number 899,999,068 - 1, represented by Felipe Bayon Pardo, of legal age, identified with citizenship card No. 80,407,311 Acting as Chairman and principal legal representative (the "Buyer" or "Ecopetrol" and, in conjunction with Seller, the "Parties" or individually a "Party").

RECITALS

1.

WHEREAS, Interconnection Eléctrica S.A. E.S.P. (Hereinafter the "Company" or "ISA") is a public service company, of mixed nature, of Colombian nationality, whose main social object is the provision of the public service for the transmission of electric power.

2.

WHEREAS, on the Execution Date, the majority shareholder of ISA is the Ministry, which, it is part of the central sector of the national order and holds five hundred and sixty-nine million four hundred and seventy-two thousand five hundred and sixty-one (569,472,561) ordinary shares corresponding to fifty-one point forty-one hundred (51.41%) of the subscribed capital and of the outstanding shares of ISA (the "Shares for Sale").

3.

WHEREAS, Ecopetrol is a sociedad por acciones del tipo de las anónimas, of commercial nature, of mixed economy, of the national order, linked to the Ministry of Mines and Energy and has as majority shareholder the Seller, with a participation rate of eighty- eight point forty-nine percent (88.49%).

4.

WHEREAS, in accordance with the provisions of article 4 of Law 1118 of 2006, within the objectives of Ecopetrol is the research, development and commercialization of conventional and alternative sources of energy and the carrying out of any related activities, complementary or useful for the development of the above. Likewise, in accordance with the provisions of article 35, paragraph 35.7, of Decree 1760 of 2003 and the statutes of Ecopetrol, Ecopetrol has the possibility of acquiring interests in other companies.

5.

WHEREAS, the Company is subject to the supervision and control of the Superintendency of Public Domestic Services and to the concurrent control of the Financial Superintendency of Colombia in its capacity as issuer of securities registered in the National Register of Securities and Issuers ("RNVE") And on the Colombian Stock Exchange ("BVC").

6.

WHEREAS, the sale of the Company's Shares is not subject to the right of preference as it is traded in the BVC, and are   subject to the American Depository Receipts (ADR) Tier/Level I program, which is traded on the U.S. Over the Counter (OTC) market.

Execution Version

7.

WHEREAS, within the Global Disposal Plan presented to the Congress of the Republic, the Ministry's General Directorate of State Participation Interests evaluated the possibility of disposing of the Shares for Sale and, in session No. 103 On July 1, 2020, submitted for approval by the Assets Committee of the Ministry the proposal to dispose of the Shares for Sale.

8.	WHEREAS, the Assets Committee of the Ministry, in session No. 103 of July 1, 2020, unanimously approved to proceed to explore the structuring of a possible disposition of the Shares in Sale.
9.	WHEREAS, on January 26, 2021, the Buyer submitted to the Seller a non-binding offer (the "NBO") to acquire the Shares for Sale.
10.

WHEREAS, as a result of NBO, on February 12, 2021, the Seller and the Buyer entered into  an exclusivity agreement in force until June 30, 2021, which was subsequently extended by private document until August 31, 2021 (the "Exclusivity Agreement"), pursuant to which they committed to negotiate in good faith in order to seek to conclude a definitive agreement on the Shares for Sale (the "Transaction").

11.	WHEREAS, in the performance of the Exclusivity Agreement, on February 26, 2021, the Seller, the Buyer and the Company signed a confidentiality agreement, amended on May 10, 2021.
12.

WHEREAS, the Seller, through Interadministrative Agreement 7.005.2021 signed on April 22, 2021 (the "Advisory Agreement "), engaged Financiera de Desarrollo Nacional S.A. (the "FDN"), with the aim of providing comprehensive advice on the structuring and implementation of the disposal of the Shares in Sale.

13.

WHEREAS, the Advisory Agreement granted FDN the right to receive a variable fee to be paid by the Buyer at Closing. Likewise, it also granted the investment bank to be engaged by the FDN the right of the for the development of the advisory, to receive a variable fee to be paid by the Buyer.

14.

WHEREAS, pursuant to the Advisory Agreement, on May 24, 2021, the FDN engaged BTG Pactual Comisionista de Bolsa S.A., to advise the FDN regarding investment banking services in the structuring and implementation of the transference of the Shares for Sale.

15.	WHEREAS, pursuant to the Exclusivity Agreement, on July 30, 2021, the Buyer submitted to the Seller a binding offer for the purchase of the Shares for Sale.
16.	WHEREAS, the Assets Committee of the Ministry, in session No. 112 of August 11, 2021, defined the position of the Ministry in relation to the Transaction.
17.

WHEREAS, in accordance with the foregoing, the Seller, with the aim of reorganizing the ownership of the Shares for Sale while maintaining indirect control of the Shares for Sale, intends to sell the Shares for Sale to the Buyer and the Buyer intends to acquire the Shares for Sale, in accordance with the provisions of this Agreement.

Execution Version

18.

WHEREAS, the disposal of the Shares for Sale by the Seller to the Buyer, as established in this Agreement, is governed by the provisions of Article 20 of Law 226 of 1995 which provides: "The disposition of shares made between State organs shall not comply with the procedure foreseen in this Act, but, for this purpose, only the administrative contracting rules in force shall apply."

19.

WHEREAS, considering that the Seller is the majority shareholder and the beneficial owner of both the Company and the Buyer, the transfer of the Shares for Sale is considered to be carried out between persons constituting the same beneficial owner , and thus, according to article 6.15.1.1.2 of Decree 2555 of 2010, the sale can be done off the stock exchange.

20.

WHEREAS, likewise, being a sale of shares between entities constituting the same  beneficial owner , in the terms of Article 6.15.1.1.3 of Decree 2555 of 2010, the Buyer is not required to make a Public Offer of Acquisition on the remaining shares of the Company as established by the Financial Superintendency of Colombia by means of a communication issued by said entity with number 2021165926-000-000 of July 30, 2021.

21.

WHEREAS, the Superintendency of Industry and Trade in Concept issued under file number 21-286196-1-0, dated July 23, 2021, ruled that the Transaction is not an operation  subject to prior control of business integrations, expressly stating that "in the event in which it takes place, the parties involved do not have a duty of prior information before the Superintendency of lndustry and Commerce, in line with the provisions of article 9 of Law 1340 of 2009".

22.

WHEREAS, Article 3 of Law 80 of 1993 states in turn that "public servants shall take into account that when entering into Agreements and executing them, entities seek the fulfillment of the purposes, the continuous and efficient delivery of public services and the effectiveness of the rights and interests of those who work with them to achieve these ends".

23.

WHEREAS, Article 2.2.1.2.1.4.4 of Decree 1082 of 2015 provides that the selection method for procurement between State entities corresponds to direct contracting and, consequently, provisions of Article 2.2.1.2.1.4.1 of said Decree apply to it.

24.

WHEREAS, the Director General of State Participation Interests of the Ministry of Finance and Public Credit, by means of Memorandum No. 3-2021-011661, on August 11, 2021, filed with the Direct Contracting Group the documents presented by the FDN in compliance with the  Interadministrative Agreement 7.005-2021, related to the contractual process under the modality of direct contracting of the Transaction, along with the preliminary studies and supports, as well as the draft of the resolution justifying direct contracting and the draft of the Agreement, whose elaboration and negotiation considered and complied with the guidelines provided by the Ministry; the aforementioned documents were duly approved by the Director General of State Participation Interests of the Ministry of Finance and Public Credit, in her capacity as supervisor of the Advisory Agreement.

Execution Version

25.	WHEREAS, the preliminary studies and supports mentioned in the previous recital contain the motivations and justifications of the Ministry for carrying out the Transaction contemplated here.
26.	WHEREAS, on August 11, 2021, the Seller, in accordance with Article 2.2.1.2.1.4.1 of Decree 1082 of 2015, issued the administrative act justifying direct contracting.
27.

WHEREAS, this Agreement is entered pursuant to the free will of the Parties, in accordance with Articles 13 and 40 of Law 80 of 1993, as well as with the principles established in Article 3 of Law 489 of 1998.

28.

WHEREAS, Buyer has obtained all necessary corporate authorizations for the conclusion and execution of this Agreement (the " Buyer's Corporate Authorizations"), copies of which are attached to this Agreement as Exhibit A.

ACCORDINGLY, and pursuant to the above-mentioned recitals (the "Recitals") the Parties have agreed to conclude this Agreement, in the terms contained in the following clauses:

CLAUSE I

INTERPRETATION AND DEFINITIONS

1.1.Definitions.  The following terms, when capitalized in this Agreement, shall have the meanings assigned to them in this Section:

"Shares" means each and every outstanding stock of the Company, i.e., 1,107,677,894 common shares.

"Shares for Sale" has the meaning set forth in the Recitals.

"Exclusivity Agreement" has the meaning set forth in the Recitals.

"Net Debt Adjustment" has the meaning set forth in Section 2.3(f).

"External Advisors" means the FDN, who has been engaged by the Ministry as its advisor for the Transaction, and its subcontractor  BTG Pactual S.A. Comisionista de Bolsa.

"Governmental Authority" means (i) any public, domestic, foreign or supranational organ or entity of the national, departmental, municipal, district order or any other order, belonging to any branch of public power or with autonomous constitutional powers or functions, in all the above cases, together with all its decentralized entities, when applicable, (ii) any agency, commission or entity, with or without legal personality, with legal, regulatory, disciplinary competence, , or other administrative competence, which, in accordance with applicable public aw rules, have the authority to issue, apply or enforce Laws of general or particular application; (iii) any authority of the jurisdictional branch, with permanent or transitional powers, including but not limited to a court, tribunal, arbitrator or judge, exercising jurisdictional functions; (iv) any public official, officer or officer of the entities described in sections (i) to (iii) above; And (v) any individual exercising public functions pursuant to the Law.

Execution Version

"Buyer's Corporate Authorizations" has the meaning set forth in the Recitals.

"Third Party Authorizations" means the authorizations or consents of, or notices or communications to, any third party that are required for the closing of the Transaction.

"Governmental Authorizations" means the notices or communications to any Governmental Authority required to complete the Transaction, listed under Annex 5.2.

"BVC" has the meaning assigned to that term in the recitals.

"Cash" means all values reflected, at any given time, in the CUIF active accounting accounts of the Company's consolidated financial statements included in Schedule B.

"Closing" has the meaning set forth in Section 2.5.

"Company" to "ISA" has the meaning set forth in the Recitals.

"Acquired Companies" collectively means the Company and its Subsidiaries.

"Chilean Acquired Companies" means ISA Inversiones Chile SpA and lnterchile S.A.

"Buyer" has the meaning set forth in the preamble to this Agreement .

"Agreement" has the meaning set forth in the preamble.

"Advisory Agreement" has the meaning set forth in the Recitals.

"Loan Agreement" means the  loan agreement to be executed by the Buyer to finance all or part of the Purchase Price, which will be preceded by the approval of the  agreement’s drafts by the General Directorate of Public Credit and National Treasury of the Ministry.

"Deceval" means Depósito Centralizado de Valores de Colombia – Deceval S.A. "Judicial Ruling" has the meaning set forth in Section 8.3.

"Debt" means all values reflected, in a certain moment, in the CUIF passive accounting accounts of the Company’s consolidated financial statements included in Schedule B.

"Net Debt" means debt on a given date, minus the Cash on the same date.

"Closing Net Debt" has the meaning  set forth in Section 2.3(d).

"Target Net Debt" means the Net Debt projected by the Company , in accordance with the threshold of the specified months provided under the charts  in Annex C.

"Business Day" means any day other than Saturday, Sunday, or a day on which banking establishments are not authorized to, or obliged to, remain closed to the public in the Republic of Colombia.

"Ecopetrol" has the meaning set forth in the preamble of this Agreement.

Execution Version

"FDN" has the meaning set forth in the Recitals.

"Closing Date" has the meaning set forth in Section 2.5.

"Extended Closing Date" has the meaning set forth  in Section 5.4.

"Execution Date" has the meaning set forth in the preamble of this Agreement.

"Deadline" has the meaning assigned to that term in Section 8.1(a).

"Lien" means in respect of the Shares for Sale, any pledge, security of property or similar affectation on them that limits their free disposition.

"Tax(s)" means all taxes, fees, contributions, surcharges, charges, whether national, departmental, municipal or other taxes required, or which withholding is required by any Governmental Authority.

" Indirect Sales Tax in Chile" has the meaning set forth in Section 5.11(a).

"Confidential Information" has the meaning set forth in Section 5.7(a).

"Law" means any legislative acts, laws, ordinances, agreements, decrees (of any nature), resolutions, circulars, orders, regulations, rulings and any other dispositions at the national, departmental, municipal or district level, or at any other level, local, foreign, or supranational, general or particular, issued by a Governmental Authority.

"Best Efforts" means, with respect to any action or result contemplated in this Agreement, the highest level of diligence and care that a good businessman, professional and duly informed of such action or result, employs in the management of his or her own important business.

"Ministry" has the meaning set forth in the preamble of this Agreement.

"Business" means the following activities carried out by any of the Acquired Companies, in the jurisdictions in which they have a presence: (i) the transportation of electrical energy, including the design, construction, operation and maintenance of electric  power transmission lines and their connections to the electrical system of generators, network operators, regional transporters and large consumers, among others; (ii) the coordination of the operation of the electrical system; (iii) the design, construction, operation and maintenance of highway  and road infrastructure; (iv) the development and provision of information technology  and telecommunications services, focused on the provision of digital solutions and digital infrastructure and fiber optics; And (v) the activities included in the corporate purpose of the company statutes of the Acquired Companies.

"Notices " has the meaning set forth in Section 9.1.

"NBO" has the meaning set forth in the Recitals.

" External Advisors Fees" has the meaning set forth in Section 2.2(d).

Execution Version

"Parties" has the meaning set forth in the preamble to this Agreement.

"Permit" means any permit, authorization or license granted by a Governmental Authority, in accordance with applicable Law.

"Person" means any natural person, legal person, Governmental Authority, or other entity or organization capable of being the recipient of rights or obligations, with or without legal capacity and, in general, any entity that is considered as  or assimilated to a natural or legal person in accordance with the applicable Law.

"Restricted persons" means any Person included in any list promulgated by: (i) the United Nations Security Council or its committees pursuant to resolutions 1267 (1999), 1373 (2001) of the Security Council or related or subsequent resolutions relating to matters relating to money laundering or the financing of terrorism (reference is made to www.un.org/terrorism); (ii) the World Bank (including the World Bank List of Firms and Ineligible Persons); (iii) individuals, groups and entities covered by Common Position 2001/931/CFSP of the Council of the European Union on the application of specific measures to combat terrorism; (iv) the European Union consolidated list of persons, groups and entities subject to financial sanctions issued under the Common Foreign and Security Policy of the European Union; and (v) the Office for Foreign Assets Control (OFAC) SDN lists.

"Loss" means, in relation to any Person, and as soon as they have been effectively caused, the loss, damages, costs, expenses,  outlays, fines, penalties and, in general, any amount that must be assumed by such Person.

"Colombian Pesos" or "COP$" means the lawful currency in the Republic of Colombia.

"Chilean Pesos" means the lawful currency  in the Republic of Chile.

"Base Purchase Price" has the meaning set forth in Section 2.3(a).

"Base Price per Share" has the meaning set forth in Section 2.3(a).

"Final Purchase Price" has the meaning set forth in Section 2.3(b).

"Applicable Accounting Principles" means, in respect of a Person, the accounting standards and principles applicable to that Person in accordance with applicable Law and which, in the case of the Company, refer to International Financial Reporting Standards (IFRS), as they have been implemented in Colombia in accordance with Law 1314 of 2009 and its regulatory decrees.

"Representatives" has the meaning set forth in Section 5.7(b).

"Chilean Tax Withholding" has the meaning assigned to that term in Section 5.11(b).

"RNVE" has the meaning set forth  in the Recitals.

"Data Room" means the virtual data room administered by Datasite containing the information about the Business of the Acquired Companies, made available by the Company at

Execution Version

the request of the Seller, to the Buyer during the period April 21, 2021 to July 6, 2021, on the understanding that between July 6 and July 22, 2021, specific requests for information sent by the Buyer through the virtual data room.

"CND, ASIC and LAC Services" means the services provided by the National Dispatch Center – CND, the Trade Exchange System Manager – ASIC, and the Settlement and Account Manager – LAC, of XM, in the wholesale energy market of the Republic of Colombia.

"Subsidiary" means those legal entities in which the Company has a direct to indirect shareholding or equity stake.

"Reference Rate" has the meaning set forth in Section 2.2(c).

"Third Party" means any Person who is not a party to this Agreement.

"Transaction" has the meaning set forth in the Recitals.

"Court" has the meaning set forth in Section 9.4.

"USD" means United States dollars.

"Seller" has the meaning set forth in the preamble to this Agreement.

1.2."XM" means  XM Compañía de Expertos en Mercados S.A. E.S.P. References to legal provisions. Any reference to a legal provision shall include such provision as it is reformed, modified, or added to the extent that such amendment, modification or addition is or may be applicable to any Clause and/or Section of this Agreement.

1.3.Interpretation.

(a)The words "Party" or "Parties" shall refer only to the Parties to this Agreement.

(b)The titles of the clauses and sections are included for reference and convenience purposes, but in no way limit, define or describe the interpretation to be given to the Agreement.

(c)References in the text to Clauses, Sections and Annexes shall only refer to Clauses, Sections to Annexes of this Agreement, unless expressly stated otherwise.

(d)The Annexes referred to in this Agreement are incorporated herein and form an integral part thereof.

(e)Terms that are capitalized within the Annexes and are not defined within the Annexes shall have the meaning assigned to them in this Agreement.

(f)Terms defined in plural include the term defined in singular and vice versa, and terms defined in masculine include the term defined in feminine and vice versa.

Execution Version

(g)When the words "including" to "including" or similar terms are used, they are deemed to be followed by the expression "without limitation", even if such expression is not found in this Agreement in writing.

(h)The technical or scientific words that are not expressly defined in this Agreement shall have the meanings corresponding to them according to the respective science technique and the other words shall be understood in their natural and obvious sense, according to the general use thereof.

(i)"Written," "written," and similar terms refer to printed, or handwritten documents and any other written communication mechanism (including digital media) that permits reproduction.

(j)References to agreements or contracts refer to such agreements or contracts as modified, amended or supplemented from time to time, in accordance with their terms.

(k)References to days shall be understood as Business Days unless otherwise specified.

(l)If an obligation is to be fulfilled or an action is to be carried out, as provided for in this Agreement, on a date that turns out not to be a Business Day, then the corresponding obligation or action must be fulfilled or carried out on the Business Day immediately following.

(m)The term "waiver" shall be understood exclusively as the legal power of a party not to demand or to have a right of that party and not to the rights of another party.

CLAUSE II

PURCHASE AND SALE OF SHARES FOR SALE; PURCHASE PRICE AND CLOSING

2.1.Purpose; Purchase and Sale of the Shares for Sale.

(a)Purpose.  To sell the Nation's interest in the Company to the Buyer of the Shares for Sale, of which the Seller is the holder.

(b)Purchase and Sale of the Shares for Sale.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date and once fulfilled or waived, as applicable, the conditions precedent for Closing set forth in Clause VI, Seller shall sell, and Buyer shall purchase, the Shares for Sale, free of any Lien, in consideration of the Final Purchase Price.

2.2.Final Purchase Price and Payment Method.

(a)Purchase Price.  The Purchase Price for all the Shares for Sale shall be equal to the Final Purchase Price.

(b)Currency of Payment.  Payment of the Final Purchase Price will be made in USD.

(c)Reference Rate. The exchange rate that will be used to convert the Final Purchase Price of Colombian Pesos to USD will be the representative market rate (rate certified by the Financial Superintendency of Colombia) in force on the Closing Date,; i.e., the exchange

Execution Version

rate representative of the market that the Financial Superintendency of Colombia certifies at the close of the market on the Business Day immediately preceding the Closing Date (the "Reference Rate").

(d)Fees of External Advisors.  Within ninety (90)  calendar days after the Closing Date, the Buyer shall make the payment of fees to the External Advisors, on behalf of the Seller, at the expense of the Buyer for an amount equivalent to two billion Colombian Pesos plus VAT (COP$2,000,000,000), plus zero point zero one percent (0.01%) of the Final Purchase Price, plus VAT (the " External Advisors Fees"), in accordance with the electronic transfer instructions included in Schedule 2.2(d).

2.3.Determination of the Final Purchase Price.

(a)The base purchase price for the Shares for Sale will be equal to TWENTY-FIVE THOUSAND COLOMBIAN PESOS (COP$ 25,000.00) per Share in Sale (the "Base Price per Share"), for a total of FOURTEEN BILLION TWO HUNDRED AND THIRTY-SIX THOUSAND EIGHT HUNDRED AND FOURTEEN MILLION TWENTY-FIVE THOUSAND PESOS (COP$ 14,236,814,025,000.00), for all Shares for Sale (the "Base Purchase Price").

(b)The Final Purchase Price shall be equal to: The Base Purchase Price plus or minus, as applicable, the Net Debt Adjustment, if applicable (the "Final Purchase Price").

(c)Notwithstanding the provisions of this Section 2.3, The Net Debt Adjustment shall not apply, and the Final Purchase Price shall be equal to the Base Purchase Price if the closing occurs before September 1, 2021 or if the difference between the Closing Net Debt and the net target debt is not greater to 5.0%.

(d)In the event that the Closing occurs on or after September 1, 2021, Seller shall have five (5) Business Days prior to the Closing Date to cause the Vice President of the Company to inform the Parties of the value of the Company's Net Debt as of the cutoff date of the most recent monthly financial statements (The " Closing Net Debt"). Based on the financial information provided by the Company pursuant to this paragraph (d), the Parties shall calculate the Net Debt Adjustment and the Final Purchase Price in accordance with the procedure provided under Annex D.  In order to determine the Closing Net  Debt, variations over the Debt or Cash arising from the acquisition or sale of companies or businesses by the Acquired Companies, shall not be considered.

(e)For purposes of the provisions under this Section 2.3, the most recent monthly financial statements shall be those with a cut-off on the last day of the month immediately preceding the Closing Date, if the Closing takes place after the 15th day of the respective month. If the closing occurs on or before the 15th day of the respective month, the most recent monthly financial statements are those with cut off on the last day of the second-to-last month prior to the Closing Date.

(f)The Net Debt Adjustment shall be calculated as follows ("Net Debt Adjustment"): (i) if the Closing Net Debt exceeds the Target Net Debt by more than 5.0%, the adjustment for Nets Debt shall be equal to 51.41% of the amount by which the 5.0% threshold is exceeded, and shall be subtracted from the Base Purchase Price; Or (ii) if the  Closing Net Debt is more than 5.0% less than the Target Net Debt, the Net Debt Adjustment shall be equal to 51.41%

Execution Version

of the amount by which the 5% threshold is exceeded, and shall be added to the Base Purchase Price. For the avoidance of Doubt, Annex D includes three (3) examples of the calculation of the Net Debt Adjustment.

(g) Notwithstanding the provisions of Section 2.3(f), the adjustment for Net Debt may not exceed the sum of four hundred Colombian Pesos (COP$400) with respect to the Base Price per Share.

(h)Taking into account the points set out in paragraph (d) of this Section, the Closing Net Debt shall be prepared by the Company, in accordance with Applicable Accounting Principles and shall be consistent with past Company   methods and practices, and shall be applied for determining the Final Purchase Price, unless  they contain manifest errors.

2.4.Payment on the Closing Date.

(a)On the Closing Date, Buyer shall pay the Seller the Final Purchase Price, less the USD equivalent amount of the Chilean Tax Withholding as defined in Section 5.11(b), by wire transfer in immediately available funds to the bank account indicated in Annex 2.4(a).

(b)Once the Final Purchase Price is determined pursuant to Section 2.3 and as soon as the Reference Rate is known pursuant to Section 2.2(c), Seller shall notify Buyer in writing of the value of the Chilean Tax Withholding.

(c)The amount of the Chilean Tax Withholding will be retained by the Buyer for the purpose that the Buyer may fulfill his legal obligation to withhold and pay the  Indirect Sales Tax in Chile on the Seller's charge, as established by Chilean Law. Therefore, once these withholdings are paid in the terms provided for in this Agreement, the amounts corresponding to the Chilean Tax Withholding will be rebutted as delivered directly to the Seller as part of the Final Purchase Price.

2.5.Closing. The sale, transfer and registration of the Shares for Sale in the Shareholders' Record Book administered by Deceval, as well as the payment of the Final Purchase Price (the "Closing") must occur jointly on the sixth Business Day following the fulfillment or waiver, as applicable, of all the conditions precedents for Closing set forth in Clause VI (other than those to be fulfilled at Closing), or at any other date agreed by the Parties, and at such place as Buyer and Seller agree in writing (the "Closing Date").

2.6.Actions on the Closing Date.

(a)The Parties agree that the following actions will be taken on the Closing Date:

(i)The Buyer shall give a wire instruction to his bank to disburse the Final Purchase Price, less the Chilean Tax Withholding, to the Seller's bank account indicated in Annex 2.4(a).

(ii)Verified by the Seller the availability of the resources in his account, the Seller shall immediately cause the Company, as the direct depositor of the Shares for Sale, to deliver to Deceval the transfer instruction signed by the Company and addressed to

Execution Version

Deceval, instructing Deceval to register the Buyer as the owner of the Shares for Sale, free of any Lien.

(b)If, prior to Closing, any Party is notified of an order, decision, judgment or similar issued by a Governmental Authority preventing Closing, and if by that time Seller has already received payment of the Final Purchase Price without completing the registration of the Shares for Sale in favor of the Buyer, Seller shall immediately and in any event not  later than the Business Day following receipt of payment and in any case before 1:00 p.m. Colombia time, return to Buyer the amount deposited in Seller's account to the account of origin of the transfer made by Buyer in Schedule 2.6(b).

2.7.Buyer Deliverables on Closing Date.  Buyer agrees to deliver or have delivered to Seller on the Closing Date:

(a)A certificate of good standing and legal officers of the Buyer with no more than five (5) calendar days of issuance.

(b)Evidence of the wire instruction for the Final Purchase Price, less the USD equivalent of the Chilean Tax Withholding, as defined in Section 5.11(b) to the Seller.

(c)A certificate issued by Buyer's legal representative, substantially under the terms and conditions of Schedule 2.7(c), certifying (i) that Buyer's Corporate Authorizations remain in effect and are fully binding, and (ii) compliance with the conditions precedent set forth in Section 6.3.

2.8.Seller's Deliverables at Closing Date.  Seller agrees to deliver or have delivered to Buyer on the Closing Date:

(a)Copy of the transfer instruction signed by the Seller, addressed to the Company, instructing the Company  to order Deceval with the registration of the Buyer as the new owner of the Shares for Sale, free of any Lien.

(b)Copy of the transfer instruction signed by the Company and addressed to Deceval, instructing Deceval to register the Buyer as the owner of the Shares for Sale, free of any Lien.

(c) Notification of the Chilean Tax Withholding..

(d)An electronic document issued by Deceval, substantially resembling  the model in Annex 2.8(d), attesting the Buyer's entry as the owner of the Shares for Sale in the Buyer's corresponding investor subaccount and the registration of the Shares for Sale in the Company's stockholder ledger book.

(e)A certificate issued by Seller's legal representative, substantially under the terms and conditions of Schedule 2.8(e), certifying compliance with the conditions set forth in Section 6.2(a), (b), (c) and (e).

Execution Version

2.9.Closing Certificate.  Within ninety (90) calendar days following the date on which the Buyer is required to fulfill its obligations under Sections 5.11, as appropriate, the Parties shall sign a certificate substantially resembling the terms of Annex 2.9.

CLAUSE III

SELLER'S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants that the following statements are correct and true as of the Execution Date and will be correct and true as of the Closing Date, unless made (expressly or due to their nature) in a different date, in which case, they will be correct and true as from that date:

3.1.Powers; Capacity and Authorizations.

(a)The Seller has full power and authority, including all  internal approvals and consents, and from any Governmental Authority that may be required, to enter into this Agreement, to fulfill its obligations and to execute the operations provided for therein. The obligations of Seller under this Agreement are and shall be valid, binding, and enforceable for and with respect to Seller.

(b)Seller has and shall have all internal approvals and consents necessary to enter into and execute this Agreement, and on the Execution Date and the Closing Date, respectively, all internal authorizations necessary and required to fulfill its obligations and commitments under this Agreement.

3.2.No conflict. The execution and closing of this Agreement by the Seller and the fulfillment of the commitments, obligations and covenants contained in this Agreement by the Seller:

(a)Do not conflict with or give rise to the violation or breach of any Law or regulation that binds the Seller.

(b)Except for Governmental Authorizations, do not require or require the obtaining of any Permit, or any action, filing or notification before a Governmental Authority, or result in a breach of any term or provision of a Law or order of a Governmental Authority applicable to Seller.

(c)On the Execution Date, it does not conflict with any court order that prevents Seller from fulfilling the commitments, obligations and covenants contained in this Agreement.

3.3.Ownership of Shares for Sale.  The Seller is the sole and exclusive owner of the Shares for Sale, equivalent to five hundred and sixty-nine million four hundred and seventy-two thousand five hundred and sixty-one (569,472,561) shares, which are free of any Lien. The Shares for Sale have not been disposed nor promised for sale to any Third Party. Upon completion of the Closing, the Buyer shall have validly acquired the shares for sale free of any Lien.

3.4.Existence and capacity of the Company.  The Company is a public services company of a mixed nature, constituted as a sociedad anónima por acciones, de carácter comercial, de nacionalidad colombiana, with domicile in Medellin, which has within its social

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object the provision of the public service of transmission of electric power, the development of systems, Telecommunications activities and services, the development of infrastructure projects and their commercial exploitation, among other activities, which are detailed in their statutes, subject to the supervision and control of the Superintendency of Public Domestic Services  and the concurrent control of the Financial Superintendency of Colombia, It is duly constituted and validly existing in accordance with the Laws of the Republic of Colombia.

3.5.Capital.

(a)The share capital of the Company is represented in ordinary shares. On the Closing Date, before giving effect to the purchase and sale of the Shares for Sale,  one billion one hundred seven million six hundred seventy-seven thousand eight hundred ninety-four (1,107,677,894) common Shares have been issued and are in circulation; and seventeen million eight hundred twenty thousand one hundred twenty two  (17,820,122) shares have been reacquired by the Company. Therefore, the percent (100%) of the subscribed and paid-up capital of the Company is represented in one billion one hundred twenty-five million four hundred ninety-eight thousand sixteen (1,125,498,016) shares. The total Shares for Sale have been validly issued, are fully paid and represent fifty -one point forty-one  percent (51.41%) of the total Shares outstanding  of the Company. There are no restrictions on the transfer of Shares for Sale.

(b) The Shares of the Company are listed, traded in the BVC, and are subject to the American Depository Receipts (ADR) Tier/Level I program, which are traded on the U.S. OTC market.

(c)The Company has not approved the reacquisition of Shares in the Company nor has issued options, convertible bonds or any other similar instrument that authorizes a Person to (i) subscribe to or acquire Shares in the Company's capital, (ii) exchange securities for Shares in the Company's capital to (iii) receive any other securities that may be converted, be exchanged to qualify for the subscription of Shares of the Company or to participate in the Company's dividends or profits.

(d)Except for the second payment of the 2020 dividends decreed at the Company's ordinary shareholders' meeting held on March 26, 2021, as of the Closing Date, there is no decreed dividend pending payment to Seller.

3.6.SIPLA.  The Company has a Manual for the Prevention of Money Laundering and Terrorist Financing (SIPLA) through which a series of procedures and control measures are formalized to prevent, among other things, the Company from conducting operations with Restricted Persons.

3.7.Anti-corruption system.  The Company has a Code of Ethics and Behavior, as well as an Anti-Corruption and Anti-Bribery Management Guide that formalizes a series of control procedures and measures and enshrines guidelines and principles of ethical conduct. in order to manage the potential risks of corruption, their associated risks, diligently monitor relationships with counterparties and generally seek to prevent the materialization of acts of corruption or bribery.

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3.8.Absence of other statements.  Except for the statements made by Seller in this Clause III and subject to the limitations set forth in this Agreement, neither Seller, nor the  Acquired Companies nor their shareholders (including, but not limited to, any other Governmental Authority), Nor any other Person acting on behalf of them makes any representations or warranties, express or implied. Seller hereby disclaims any other representations, whether made by Seller or from  any of its directors, officers, employees, agents, representatives or other persons with respect to Seller or the Acquired Companies or any matter relating to this Agreement;  the documents of the Transaction or with the obligations arising hereunder. Therefore, except as stated in this Clause III and subject to the limitations set forth in this Agreement, neither the Seller, nor the  Acquired Companies, nor their respective directors, officers, employees, agents or representatives (or any other person acting on their behalf) make to Buyer or its directors, officers, employees, agents, representatives or other Persons a statement of any warranty, express or implied, with respect to any statement or information given or disclosed (including, but not limited to, Documents and other information provided in connection with this Agreement or other documents of the Transaction or obligations under any of the foregoing) by Seller, the  Acquired Companies or their respective directors, officers, employees, consultants, agents or representatives, and consequently, they do not assume responsibility for them.

CLAUSE IV

BUYER REPRESENTATIONS AND WARRANTIES

Buyer warrants that the following statements are correct and true on the Execution Date and will be correct and true on the Closing Date, unless made (expressly by reason of their nature) in respect of a different date, in which case, they will be correct and true on that date:

4.1.Powers; Capacity and Authorizations.

(a)The Buyer has full power and authority, including all internal approvals and consents, and from any Governmental Authority that may be required, to enter into this Agreement, to fulfill its obligations and execute the operations provided for therein. The obligations of Buyer under this Agreement are and will be valid, binding, and enforceable for and with respect to Buyer,

(b)Buyer has and will have all Buyer's Corporate Authorizations necessary to enter into and execute this Agreement, and on the Execution Date and the Closing Date, respectively, all Buyer's Corporate Authorizations required to fulfill its obligations and commitments under this Agreement.

4.2.No conflict.  The execution  and Closing of this Agreement by the Buyer, and the fulfillment of the commitments, obligations and covenants contained in this Agreement, by the Buyer:

(a)Do not conflict with or give rise to the violation or breach of any Law or regulation that binds the Buyer;

(b)Except for Governmental Authorizations, do not require or require the obtaining of any Permit, or any action, radiation upon notification to a Governmental Authority, or shall result in a breach of any term or provision of a Law or order of a Governmental Authority applicable to the Buyer;

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(c)On the Execution Date, it does not conflict with any court order that prevents Buyer from fulfilling the commitments, obligations and agreements contained in this Agreement.

4.3.SIPLA.  The Buyer has a Manual for the Prevention of Money Laundering and Terrorist Financing (SIPLA) which formalizes a series of procedures and control measures aimed at preventing, among other things, the Buyer from conducting operations with Restricted Persons.

4.4.Anti -corruption system.  The Buyer has a Comprehensive Ethical Policy and Transparency, the Code of ethics and Conduct of the Ecopetrol Group, the Anti -Corruption Manual, the Manual for the Management of Money Laundering Risk (LA) and the Financing of Terrorism (FT), the Anti-Fraud Manual, Instructions for the management and prevention of conflicts of interest and ethical conflicts, Guide for the Management of Gifts and Entertainment and the Compliance Program of Ecopetrol and its Business Group, through which a series of procedures and control measures are formalized, as well as guidelines and principles of ethical conduct are established, in order to manage the potential risks of corruption, their associated risks, to monitor diligently the relations with counterparties and in general to seek to prevent the materialization of an actor of corruption or bribery.

4.5.Knowledge of the Situation of the Company. Buyer acknowledges and agrees that the sale of the Shares for Sale is in the state in which they are ("as is – where is") and that the only statements made by the Seller to Buyer in connection with the Shares for Sale, are  those included in Clause III.

4.6.Basis for decisions. The Buyer has engaged such consultants as he considers appropriate and convenient, including legal, technical, regulatory and financial experts, and has had access to information made available by the Company, at the request of the Seller in the Data Room in relation to the Acquired Companies, to evaluate the  financial situation, legal status and state of affairs of the  Acquired Companies, and the conclusion of this Agreement and all transactions contemplated herein. The Buyer has conducted due diligence on the  Acquired Companies and has received through the Data Room answers to certain of the questions he has asked regarding the  Acquired Companies and their respective businesses. The terms and conditions of this Agreement reflect Buyer's acceptance of the risks identified and quantified by Buyer during the due diligence process and Seller is not responsible for the materialization of such risks. Except as expressly provided in this Agreement. The Buyer has taken into account the economic, social, political and security conditions of Colombia and in the jurisdictions in which the  Acquired Companies must undertake their Businesses, and their decision to purchase the Shares for Sale under the conditions provided for in this Agreement, It is based solely on its own analyzes, projections, forecasts, research and the statements contained in Clause III. Likewise, the Buyer acknowledges that, except as expressly provided for in this Agreement, the Seller assumes no responsibility for facts or circumstances related to (i) risks arising from the liquidity insolvency of the Acquired Companies; (ii) existence, value, limitations, quality and legal status of the rights, assets or assets of the  Acquired Companies; (iii) hidden liabilities associated exclusively with the Acquired Companies, including environmental liabilities of the Acquired Companies; (iv) regulatory changes, including changes in the calculation of the transmission fee; and (v) contingency of any of the Acquired Companies.

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4.7.Sufficiency of Funds. On the Closing Date and prior to the fulfillment of the  condition precedent contained in Section 6.2(d), Buyer shall have sufficient funds to make payment of the Final Purchase Price and the costs and expenses related to the Transaction; as well as the External Advisors Fees. Except as provided in Section 6.2(d), Buyer's obligations under this Agreement are not subject to any condition regarding Buyer’s or any other Person's ability to obtain financing for the completion of the Transaction. The source of the resources for the payment of the Final Purchase Price is lawful.

4.8.Absence of other representations and guarantees.  The Buyer makes no express or implied statement or warranty, oral or written, other than those expressly contained in this Clause IV.

CLAUSE V

OTHER AGREEMENTS BETWEEN THE PARTIES

5.1.Negative Covenants.  Until the Closing Date, except as expressly allowed by this Agreement or as provided for the express written consent of the Buyer (consent which may not be denied without justification), the Seller undertakes not to propose, and not to vote favorably at general meeting meetings of shareholders of the Company, any of the following proposals in relation to the Company:

(a)Amendments to it’s bylaws;

(b)Increase in capital,  shares reacquisitions, or payment of dividends in shares, notwithstanding  the powers of the Board of Directors of the Company to increase the authorized capital in the cases established in Article 19 numeral 19.4 of Law 142 of 1994;

(c)Capital reductions with reimbursement of contributions;

(d)Issuance of any kind of shares or other interests, or debt securities convertible into shares, or involving equity holdings;

(e)Conversion of debt securities into shares;

(f)Mergers, transformations, reorganizations, segregations, global disposal of assets or spinoffs;

(g)Dissolution or  wind up;

(h)Except for the sale of the shares of the Company and its Subsidiaries in Internexa S.A., the sale, wind up, transfer to any title or disposition or lease of the Company's assets or assets, in one or more related transactions, whose amount is greater than fifteen percent (15%) of ISA's market capitalization, or the sale or transfer in whole or in part of the Company’s trading establishment;

(i)Except for the dividends for the year 2020 decreed at the Ordinate shareholders' meeting of the Company held on March 26, 2021, to order the payment of any dividend in cash and/or in kind;

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(j)Modify the dividend distribution policy, if applicable;

(k)To decree the formation of special reserves other than the legal reserve;

(l)Remove or appoint the Company's Tax reviewer and modify the amount of its fees outside of the ordinary business turn;

(m)Agree or approve the bylaws reserves, except as required by applicable Law;

(n)Decrease the subscribed capital or cancel the registration of Shares in the RNVE or the BVC;

(o)Approve modifications to the remuneration policy of the Board of Directors and to senior management of the Company, only when the Company is recognized for payments with shares or granted stock options over the Shares;

(p)Approve modifications to the Board 's succession policy.

5.2.Governmental authorizations.  The Parties shall cooperate with each other in good faith and shall make their  Best Efforts as soon as possible after the Execution Date, to obtain all necessary Governmental Authorizations in connection with the conclusion and performance of this Agreement,  listed in Schedule 5.2.

5.3.Third Party Authorizations.  The Parties shall cooperate with each other in good faith and shall make every effort to obtain, as soon as possible after the Signing Date, all Third Party Authorizations necessary in connection with the conclusion and performance of this Agreement.

5.4.Obtaining Funds.  In the event that Closing does not occur within ten (10) Business Days following compliance with the suspensive conditions contained in  Sections 6.1 and 6.2(a), 6.2(b), 6.2(c) and 6.2(e), solely as a result of failure to comply with the condition under Section 6.2(d), then: (i) Buyer shall immediately notify Seller of such circumstance and shall provide Seller with full evidence of the facts or causes for which the condition set forth in Section 6.2(d)was not met; (ii) the Closing Period shall be extended to a date not later than the Closing Date set forth in Section 8.1(a) (the "Extended Closing Date"); (iii) Buyer shall use its Best Efforts to obtain, in the shortest possible time, funds for payment of the Final Purchase Price on or before the Extended Closing Date provided such sources are reasonable from the point of view of Buyer's business and are consistent with Buyer's policies; and (iv) Buyer shall inform Seller five (5) Business Days in advance of the date  on which it will have the resources to proceed with the Closing of  the Transaction, which may not be later than the Extended Closing Date.

5.5.Better Efforts; Cooperation.  The Parties shall make their Best Efforts and shall cooperate to take, or to have them carried out, all necessary, appropriate or desirable actions under applicable Laws, in order to fulfill the terms of the Agreement for closing and to make effective the closing and the Transaction covered by this Agreement as soon as reasonably possible after the Execution Date. The foregoing shall include, without limitation, in good faith, at the latest three (3) days to schedule it before Closing, in detail and to the extent possible in practice, the final

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form of the documents used, the actions to be taken, And the processes that will be applicable before, during and immediately after Closing, as well as the designation of the persons who will be responsible for each of these documents, actions and processes.

5.6.Inabilities and Incompatibilities.  The Parties hereby declare, under the gravity of an oath, that they are not included in any of the inabilities and incompatibilities provided for in Law 80 of 1993 and other Laws that modify or supplement it, including without limitation articles 26, numeral 7°, 44 and 52 of said disposition.

5.7.Confidentiality.

(a)Without prejudice to the disclosure obligations of the Company and the Buyer as issuers of securities registered in the RNVE and  the BVC in accordance with the provisions of Decree 2555 of 2010, and the obligations of the Seller to publish in the SECOP the documents of the process and the administrative acts of the contracting process in accordance with Law 1150 of 2007 and Decree 1082 of 2015, and as agreed in this Section, as from the Execution Date, each Party agrees to keep in reserve and confidential all information provided by the other Party under this Agreement, or prior to the signing of this Agreement, relating to the Acquired Companies, the Business, assets, customers, operation, and business matters (the "Confidential Information") and you agree not to disclose such information to any Third Party without the prior written approval of the Party that provided such information.

(b)As of the Execution Date, the Parties shall maintain, and shall ensure that each of their respective directors, officers, employees, agents, consultants and other advisers and representatives (their "Representatives") maintain  the confidentiality of the Confidential Information, do not disclose Confidential Information except with the express written consent of the other Party and except as provided in this Section 5.7, and that the  Confidential Information is not used for the own benefit or for the benefit of any other Person.

(c)The foregoing does not restrict the right of either Party to disclose such information (i) to its respective Representatives to the extent reasonably required to facilitate  the delivery or performance of this Agreement, (ii) to any Governmental Authority to the extent reasonably required in connection with any process related to the execution of this Agreement, including without limitation in the case of requests made by judicial or control authorities and the Congress of  the Republic of Colombia, and (iii) to the extent required by applicable Law or by a decision, order or decree of an applicable Governmental Authority, court or stock exchange. Each Party shall notify its respective Representatives of the obligations of confidentiality under this Section 5.7 and shall be liable for any breach or breach of such obligations by its Representatives.

(d)If either Party or any of its respective Representatives is legally bound to make any disclosure prohibited or otherwise restricted by this Agreement, then that Party, to the extent legally permitted, (i) shall promptly notify the other Party in writing, (ii) shall consult and assist with the other Party in order to obtain a court order or other appropriate remedy to prevent such relief and (iii) shall make commercially reasonable efforts to obtain an protective order or other reliable guarantee that any  information so disclosed will be treated confidentially.

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Subject to the provisions of the preceding sentence, the disclosing Party or such Representatives may only make such disclosure that is legally binding or otherwise required to make.

(e)The restrictions and obligations under this Section 5.7 shall not apply to any information: (i) that is independently developed by the receiving Party and not based on the Confidential Information provided or that is legally received from another source, free of any restriction and without violation of  applicable Law or this Agreement; (ii) that has become publicly available without violation of applicable Law or this Agreement; (iii) that prior to its disclosure, It was already in the possession of the Receiving Party or its respective Representatives provided that the Receiving Party and/or its Representatives have not been aware that such Confidential Information was subject to confidentiality or reservation obligations or (iv) that the Party that provided the  Confidential Information agrees in writing that it is free from such restrictions.

(f)Subject to the disclosure obligations  of the Company and the Buyer as issuers of securities in accordance with the provisions of Decree 2555 of 2010, And the obligations of the Seller to publish in the SECOP the documents of the process and the administrative acts of the contracting process in accordance with Law 1150 of 2007 and Decree 1082 of 2015, the confidentiality obligations of the Parties herein shall remain in effect for a term of three (3) years from the Execution Date. Subsequent to the Closing Date, Buyer's confidentiality obligations shall also apply with respect to information provided in relation to the  Acquired Companies or the Company's exclusive -owned Business that has been disclosed to Buyer under such indication.

5.8.Dividends.  If the Closing takes place on or before December 6, 2021, the dividends decreed by the Company and outstanding in 2021, shall be the Buyer's. If the Parties agree to extend the Deadline and the closing occurs on or after December 7, 2021, the dividends decreed by the Company and outstanding in 2021 shall be the Seller. At the Execution Date, the value of dividends decreed and outstanding for payment in favor of the holder of the Shares for Sale in 2021 amounts to COP$371,011.373,491.50, and the date of payment approved for them is December 14, 2021.

5.9.Disinvestment of Ecopetrol Energía S.A.S. E.S.P.  The Buyer undertakes to  divest in Ecopetrol Energía S.A.S. E.S.P. in the shortest possible time and in a prompt and diligent manner, in line with the terms of the communication with registered number: S-2021-003346 dated August 3, 2021 signed by the Executive Director of the Commission for the Regulation of Energy and Gas (CREG) and attached hereto as Annex 5.9.

5.10.Obligations in relation to CND, ASIC and LAC Services.

(a)Corporate governance practices in XM. With respect to the CND, ASIC and LAC Services, the Buyer agrees, within ninety (90) calendar days following Closing  and in accordance with its powers as shareholder of the Company, to request that the Company causes XM  to: (i) convene an extraordinary shareholders meeting of XM, and (ii) in said meeting propose and vote favorably on the decisions listed below (including statutory reforms, if applicable); decisions that, if approved by the shareholders meeting of XM, shall be implemented within the six (6) months following the holding of such meeting:

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(i)Independence of the Board of Directors.  That all members of the XM Board of Directors  have independent status in relation with the Company and the Buyer under the terms of the  second paragraph of Article 44 of  Law 964 of 2005, and in addition that they comply with the following independence requirement : Not to exercise or have exercised, or have a relative within the fourth degree of consanguinity, second degree of affinity, and first civil degree which is or has been, an employee, director, or contractor of the Buyer or any of its affiliates or Subsidiaries, during the two (2) years immediately preceding his appointment.

(ii)XM General Manager Designation.  That the appointment of any new XM general manager shall be governed by the following rules: (i) the general manager shall be elected by a simple majority of the members of its board of directors, and (ii) for its selection and appointment process, XM's board of directors will engage the service of a headhunter company with experience selecting executives for listed companies. The Board of Directors of XM will submit to the Board a list of at least five (5) candidates who meet the requirements and conditions of preparation and technical experience in the energy sector, performance in similar positions, and the academic profile as defined.

(iii)Independence of other corporate governance bodies.  That the remaining governing bodies of XM  , as appropriate, are composed of XM employees and/or members of its board of directors.

(iv)Policies in the provision of services. That XM enacts and implements internal policies  establishing express prohibitions on XM employees participating directly in the provision of the CND, ASIC and LAC Services, and simultaneously, in the provision of services to the Company or Buyer and vice versa.

(v)Neutrality and confidentiality.   That XM enacts and implements strict policies of neutrality, confidentiality and non-disclosure of information relating to the CND, ASIC and LAC Services, including any flow of information between XM, the Company and the Buyer. The foregoing shall not prevent XM from continuing to provide CND, ASIC and LAC Services to all market players. Accordingly, it shall not prevent XM  providing or developing new services for the Company and third parties, including Buyer, other than CND, ASIC and LAC Services. The abovementioned, shall not prevent employees working in CND, ASIC, and LAC Services from conducting training sessions and transferring technical knowledge (excluding CND, ASIC, and LAC information) within XM.

(vi)Separate accounting.  Ensure that revenues, costs and expenses arising from the exercise of CND, ASIC and LAC Services are handled in separate accounts and books.

(b)Corporate Governance Practices of the Company with respect to XM. With respect to the CND, ASIC and LAC Services, the Buyer undertakes, within ninety (90) calendar days following Closing and in accordance with its authority as shareholder of the Company, to propose to the Company the following actions (including, if necessary, that a shareholders' meeting of Is Company be convened):

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(i)Absence of a business group.  That undertakes all activities aimed at avoiding the  unity of purpose and direction existing between the Company and XM, in the terms of Law 222 of 1995.

(ii)Confidentiality.  That strict confidentiality and non-disclosure policies are adopted and implemented for information that the Company may have in connection with the CND, ASIC and LAC Services.

(iii)Relocation of facilities to provide CND, ASIC and LAC services.  That the decision regarding that the CND, ASIC and LAC Services are provided at facilities other than those of the Company and the Buyer is addressed.

In the event that any of the actions provided for in this Section 5.10(b) require decisions by the Company's shareholders' meeting, the Buyer agrees to vote positively on the corresponding propositions.

(c)Governmental Authority Decision Regarding CND, ASIC and LAC Services.  If, after Closing, a competent Governmental Authority in Colombia adopts a firm decision on the management structure of the wholesale energy market that impacts the provision of CND, ASIC and LAC Services, the Buyer undertakes to request the Company to take all necessary measures to implement such decision, provided that the decision covers the respective remuneration.

(d)No  business group.  The Buyer shall refrain from declaring unity of purpose and direction with XM, in the terms of Law 222 of 1995.

(e)The obligations contained in this Section 5.10 shall apply provided that Buyer has the status of indirect shareholder of XM and the CND, ASIC and LAC Services continue to be provided from XM.

5.11.Agreements Related to Tax Withholding.

(a)The Parties acknowledge and agree that the Chilean Tax Withholding has as its sole purpose to fulfill the  legal obligation of the Buyer to carry it out and that it shall be taken into account or as a credit against the tax payable in the Republic of Chile by the Seller —as taxable and liable entity, and as subject of the same right— over the capital gain triggered from the indirect sale of Chilean  Acquired Companies as a result of the Closing of the Transaction (the " Indirect Sales Tax in Chile").

(b)The Chilean Tax Withholding will be determined by the Seller, in Chilean Pesos, in accordance with paragraph (b) of paragraph 3 of article 58 of the Law on the Income Tax of Chile, contained in article 1 of Decree Law No. 824 of 1974 and will be converted to USD at the exchange rate observed by the Central Bank of Chile at the close of the market on Business Day immediately prior to the Closing Date (the "Chilean Tax Withholding").

(c)Seller shall inform Buyer of the amount equivalent to the Chilean Tax Withholding, in USD, on the day immediately prior to the Closing Date. Seller shall also inform, within four (4) Business Days of the Execution Date, the portion of the Final Purchase Price corresponding to

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the Chilean Companies Acquired, the tax cost deducted and its determination form, the tax rate used (35%) and the value of the Indirect Sales Tax in Chile and any other information reasonably requested by the Buyer. To comply with the above, the Parties shall agree, between the Execution Date and the Closing Date, on the format to be used for the submission of this information.

(d)Within the following month after the Closing Date, the Seller, the Buyer and the Chilean Companies Acquired, each independently, shall submit an informative statement to the competent Governmental Authority in Chile, reflecting all such information required for this purpose, Contained in Form 1921 or any form that replaces it. If the Buyer notifies the Seller, at least three (3) Business Days in advance, that it will file the Indirect Sales Tax in Chile with Form 50, the Parties shall submit Form 1921 no later than the same date as Form  50 as reported to the Buyer. The Parties shall cooperate with each other to ensure that each of the informative statements to be submitted by the Seller, the Buyer and the Acquired Chilean Companies are consistent with each other and with the corresponding Form.

(e)The Buyer shall prepare and submit the declaration of the Chilean Tax Withholding and pay it, using for that purpose the form that is applicable according to the filing date. The Buyer shall send the corresponding proof of the declaration and payment of the Chilean Tax Withholding to the Seller within fifteen (15) Business Days following the filing date of the corresponding form. Seller shall provide such cooperation as is reasonably required by Buyer to enable Buyer to comply with the obligations set forth in this section and shall use its Best Efforts to obtain as soon as possible after the Execution Date, The special authorization for the Buyer to pay the Chilean Tax Withholding in USD, before the competent Governmental Authority in Chile.

(f)Without prejudice to any other obligation provided for in Chilean Tax Law, the Buyer's only obligations with respect to the delivery of the Chilean Tax Withholding shall be those expressly provided for in subparagraphs (d) and (e).

CLAUSE VI

CONDITIONS PRECEDENT

6.1.Parties’ Obligations Conditions Precedent: The obligation of each of the Parties to carry out the Closing is subject to the fulfillment, on or before the Closing Date, of each of the following conditions: There shall be no applicable Law prohibiting, making illegal, submitting or preventing the Closing of the Transaction or any applicable order of any nature issued by any Governmental Authority, including any judicial or administrative act, restrictive measures, precautionary measures, Liens or other orders of a similar nature, have the effect of making the Transaction illegal, invalid, null, ineffective and unenforceable, or that it prevents perfect the Closing;

(a)All Governmental Authorizations necessary for Closing that are listed in Annex 5.2 and that in accordance with said Annex must be obtained before the Closing Date, must have been obtained.

6.2.Buyer 's Closing Obligation — Conditions Precedent.  Buyer's obligation to carry out the Closing is subject to Buyer's performance (or waiver by Buyer), on or before the Closing Date, of the conditions set forth in Section 6.1 and also to the following conditions:

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(a)The Seller must have complied in all material respects with all its obligations set forth in this Agreement.

(b)Seller shall have provided Buyer with the notice provided for in Section 2.8(c).

(c)Seller's representations and warranties contained in Clause III shall be true and correct in all respects on the Execution Date and the Closing Date, except for non-material matters which may be remedied, and except to the extent that any statement or warranty of Seller refers to any other specific date, in which case such statement of warranty shall have been true and correct in all material respects by that date.

(d) The Loan  Agreement must have been entered into and the Buyer must have received the disbursement under the  Loan Agreement, unless the failure to conclude the Loan Agreement, or the fact that the Buyer does not receive the disbursement, is due to causes attributable to Buyer including failure to fulfill his obligations or commitments under the Loan Agreement.  For the avoidance of doubt,  failure to comply with any condition preceding disbursement under the Loan Agreement, which depends on or consists of the act of a Third Party (including  Acquired Companies or a Governmental Authority), or to an event of force majeure and/or inaccuracies in representations and warranties given in respect of the companies acquired in the Loan Agreement, shall not be understood as facts or causes imputable to the Buyer.

(e)All Third-Party Authorizations required to refine the Closing that must be obtained prior to the Closing Date must have been obtained prior to the Closing Date.

6.3.Seller's Closing Obligation —Conditions Precedent .  Seller's obligation to perform the Closing is subject to Seller's performance (or waiver by Seller), on or before the Closing Date, of the conditions set forth in Section 6.1 and also to the following conditions:

(a)The Buyer must have fulfilled in all material respects all of its obligations set forth in this Agreement.

(b)Buyer must have delivered to Seller the document listed in Section 2.7(a).

(c)Buyer's representations and warranties in Clause IV shall be true and correct in all respects on the Execution Date and the Closing Date, except for non-material matters which may be remedied, and except to  the extent that any statement or warranty of Buyer refers to any other specific date, in which case such statement or warranty shall have been true and correct in all material respects by that date.

6.4. Fictional Condition fulfilled . The breaching Party who has contravened any of the provisions of this Agreement shall not be entitled to terminate it, and shall be obliged to complete the Closing under the terms  set forth herein if such breach has caused or contributed to causing the conditions set forth in Sections 6.1, 6.2 and 6.3 to be failed or did not occur before the Deadline.

CLAUSE VII

LIABILITY AND INDEMNITY

Execution Version

7.1.Responsibility of the Parties.  Each Party shall be liable, up to ordinary negligence, for the Losses of the other Party that are directly attributable to it as a consequence of (i) the breach of its obligations under this Agreement, or (ii) the falsehood, breach or inaccuracy of the declarations and warranties provided for in this Agreement, as declared by final non appealable court decision, and said liability will be limited to a total amount equal to the Final Purchase Price, except in the event of intent or gross negligence, and without prejudice to the restitution obligations. provided in Section 8.3.

7.2.Indemnification.  Each Party undertakes to keep the  other and its officers, directors, shareholders, employees, advisers or Representatives harmless, of Third Party Claims up to a total amount equal to the Final Purchase Price provided that there is no fault of the Party to be indemnified (including its officers, directors, shareholders, employees, advisors or Representatives) and in relation to: (i) any Loss arising from non-compliance with ordinary negligence of its obligations under this Agreement; or (ii) for any type and all sort of claim, liability, Loss or obligation, including compensation and judicial and extrajudicial costs, incurred or suffered by each Party, arising from the breach with ordinary negligence, of the obligations under this Agreement. The foregoing indemnity will also apply when there are actions carried out with willful misconduct or gross negligence, provided that this has been declared by a competent judicial authority. Indemnification shall proceed provided that the Party has been convicted by a non-appealable court decision.

7.3.Special Indemnity for Indirect Sales Tax in Chile.

(a)Notwithstanding the provisions of Sections 7.1 and 7.2, Seller shall keep the Buyer, the  Acquired Companies and their officers, directors, shareholders, employees, advisors or Representatives harmless, For ANY TYPE AND ALL Losses, INCLUDING SEPARATION AND JUDICIAL AND Extrajudicial Costs, Incurred or Incurred, in Relation to the Indirect Sales Tax in Chile, Without it being necessary that such Losses or obligations be attributable to the breach of Seller's obligations under this Agreement or to the falsehood, breach, or inaccuracy of Seller 's representations and warranties under this Agreement. The foregoing provided that the Buyer has not failed to comply with the obligations expressly set forth in Section 5.11, if applicable, a case in which the Seller shall only be responsible for keeping the Buyer harmless from losses and obligations related to the calculation of the Indirect Sales Tax in Chile that are not a direct consequence of the Buyer's breach of obligations.

(b)The Buyer shall keep the Seller, its officers, directors, shareholders, employees, and other employees free, as provided in Sections 7.1 and 7.2. Advisors or Representatives, for any kind and any Loss, including indemnities and judicial and extrajudicial costs, incurred or suffered, relating to the breach of Buyer's obligations expressly set forth in Section 5.11.

7.4.Limits on the obligation to indemnify.  Indemnification obligations under this Agreement shall be subject to the following limitations:

(a)The maximum amount to be indemnified shall be equivalent to the Final Purchase Price. This limit shall not apply in respect of Losses arising from willful misconduct or grave negligence, nor to the restitution obligations provided under Section 8.3.

Execution Version

(b)Payments made by a Party indemnifying any Loss shall be limited to the amount of the Loss resulting from deduction of the amount of any insurance policy indemnity or any right to indemnification, or other similar payment actually received by the Indemnified Party. The Indemnified Party shall use its Best Efforts to recover under insurance policies, other indemnification rights, or other agreements similar to Loss.

(c)The amounts to be paid by a party indemnifying shall be deducted from any tax benefit or any other quantifiable nature actually received, applied and realized (To the understanding that such compensable party at the request of the indemnifying party shall provide the indemnifying party with written certification establishing a reasonable detailed calculation of such net tax benefit).

(d)Each of the Indemnified Parties shall use its Best Efforts to mitigate any Loss by realizing any event or circumstance from which a Loss can reasonably be expected to be caused.

7.5.Lack of Other Resources.

(a)The Parties acknowledge and agree that, subsequent to the Closing and except in cases of gross negligence or willful misconduct, their sole and exclusive remedies with respect to any and all claims they may have in connection with the transactions covered by this Agreement, for any breach of any statement, warranty, or obligation under this Agreement or related to the subject matter of this Agreement, are the right and procedures for indemnification under this Clause VII. In light of the foregoing, each Party expressly and irrevocably waives any and all rights to claim and any legal action for any breach of any statement, warranty or obligation of this Agreement that you may have against the other party and each of its officers, as applicable, except as provided in this Clause VII, Clause III and Clause IV.  In particular, the Buyer waives the right to bring, inter alia, the action of invalidity relative to the Acquired Companies, undisclosed liabilities and the guarantee of good performance, in both cases in relation to the  Acquired Companies except in the case of  falsehood, non-compliance or inaccuracy of the representations and warranties contained in Clause III and Clause IV.

(b)For the avoidance of doubt, Seller acknowledges (i) that Buyer does not waive any potential actions or claims it may have under this Agreement and the applicable Law associated with (A) a breach of the representations and warranties given by Seller in Clause III, or (B) claims for undisclosed liabilities or defects relating to the facts stated in Clause III, and (ii) that neither the knowledge acquired by Buyer or by its advisors and representatives during due diligence, It may be used or used in any way to limit Seller's liability in the event of falsehood, breach or inaccuracy of the representations and warranties given to Seller in this Agreement. The Buyer declares that, at the Execution Date, from the review of the information put to its consideration in the Data Room, he is not aware of any facts that would allow the Seller's statements contained in Clause III to be found to be false or inaccurate.

CLAUSE VIII

TERMINATION

8.1.Termination.  This Agreement may be terminated before the Closing Date at the following events:

Execution Version

(a)By either Party, by written notice to the other Party, and without prejudice to Section 8.2, in the event that the Closing has not taken place by  6 December 2021 (the "Deadline"), Notwithstanding,  by mutual agreement of the Parties,  the Deadline may be extended and in such a case the Parties in good faith shall make their Best Efforts to determine whether it is appropriate to adjust the Final Purchase Price;

(b)By mutual agreement of the Parties, expressly and in writing, by means of a document signed by the duly authorized representatives of the Parties;

(c)For either Party, by written notification sent to the other Party, and without prejudice to Section 8.2, in the event that any competent Governmental Authority has issued an order, rule, decree, a resolution or decision that prohibits the transaction or prevents the performance of your obligations under this Agreement, the execution of which must take place prior to the Closing. For the avoidance of doubt, the issuance of precautionary measures or similar orders by any Governmental Authority, which results in Closing not later than the Deadline, shall authorize either Party to terminate this Agreement in accordance with this  Section 8.1(c) without claim  for damages.

8.2.Survival of obligations.  All provisions of this Agreement which give rise to obligations to be fulfilled subsequent to the execution or termination thereof shall survive such execution or termination and shall continue to be fully in force under the terms set forth in this Agreement.

8.3.Effects of a Judicial Ruling.  If, after Closing, a judicial authority declares the Agreement null and void in its entirety, by means of a final decision (the "Judicial Ruling"), the Parties shall return each other and take all necessary measures to reverse the Transaction and, in addition, to the extent legally possible and to the extent permitted by the Judicial Decision, in the same situation as they were immediately before the Closing Date.

CLAUSE IX

GENERAL

9.1.Notifices and Communications.  All Notices, communications and requests under this Agreement must be made in writing (the "Notices"). To be considered validly carried out, it must be carried out under one of the following modalities: (i) by personal delivery; (ii) by courier service or by registered or certified mail (with the amount paid and acknowledgment of receipt requested by the party that directs it) To the respective Parties at the addresses set out below  (or any  other physical address of a Party indicated in a notice sent under this Section 9.1), and in any event (iii) by electronic mail, To the respective Parties at the e-mail addresses listed below (or any other  e-mail address of a Party as indicated in a notice sent under this Section 9.1), Which shall be deemed to have been received on the following Business Day provided (a) it has been obtained from the e-mail sending it confirmation of receipt of the e-mail recipient; Or (b) that a copy has been sent to certified mail within two (2) Business Days of sending  to e-mail. In all cases, communications, notifications, requests, claims, demands and other Notices, will be made to the day following that the delivery is made to the shipment, according to the case.

If it is to the Buyer, to:

Execution Version

Name: Juan Manuel Rojas Payan
Position: Vice President of Strategy and New Business
Ecopetrol S.A.
Address: Carrera 13 # 36-24 – Main Building
Electronic belt: juan.rojas@ecopetrol.com.co

With copy to (which shall not constitute a notice):

Attention: Fernan Bejarano Arias
Electronic belt: fernan.bejarano@ecopetrol.com.co

Attention: Maria Paula Camacho Rozo
Electronic belt: maria.camacho@ecopetrol.com.co

If to Seller, to:

Name: Adriana Mazuera
Position: Director General of State Units
Address: Carrera 8 No. 6C-38
E-mail:
adriana.mazuera@minhacienda.gov.co and
empresas@minhacienda.gov.co

With copy to (which shall not constitute a notice):

Attention: Andrés Bravo – General Counsel of
 State participations
E-mail: andres.bravo@minhacienda.gov.co

Each Party may change its address for Notifications upon written delivery of the new address to the other Party. All Notices shall be deemed received on the Business Day following receipt of the respective communication.

9.2.Modifications, assignments and waivers.

(a)The provisions of this Agreement may be modified only by agreement of the Parties, which shall be expressly signed by their duly authorized representatives and with the appropriate approvals, and therefore the amendment shall not be deemed perfect until such written notice is given.

(b)Any Party may waive the performance of the obligations or commitments of the other, provided that such waiver is expressly stated and in writing duly signed by the representative of the Party granting such waiver.

(c)Any delay or omission by the Parties in exercising any rights in their favor  under this Agreement(i) shall not be deemed, and each Party acknowledges that  it will not interpret them

Execution Version

as, disclaimers of the rights conferred upon it by the Agreement and applicable Laws, And (ii) shall not be deemed to be waiving or condoning of the correlative obligation of the other Party.

(d)Neither the Seller nor the Buyer may assign in whole or in part this Agreement, or the rights and obligations arising therefrom, without the prior written authorization of the other party.

9.3. Applicable Law.  This Agreement shall be governed by and shall be interpreted in accordance with the Laws of the Republic of Colombia, especially the provisions of Law 80 of 1993, Law 1150 of 2007 and regulatory decrees, the civil and commercial rules that are applicable to it and any other that modify them, add or complement.

9.4.Conflict resolution.  Any controversy or dispute  relating to this Agreement, apart from the executive collection of obligations, shall be settled by an Arbitral Tribunal (the "Tribunal"), in accordance with the provisions of Law 1563 of 2012 and other rules that modify and/or supplement it, in accordance with the following rules.

(a)The arbitrators shall be three (3) and shall be qualified lawyers with proven expertise or experience in commercial, financial, or administrative law.

(b) The arbitrators shall be appointed by mutual agreement between the Parties. The arbitrator(s) who cannot be appointed by mutual agreement within a term not exceeding twenty (20) calendar days shall be appointed at the request of either Party, for the Arbitration Center of the Chamber of Commerce of Bogota between the arbitrators from the List A of the Arbitration Center.

(c)Arbitration shall be governed by the provisions of Law 1563 of 2012 or the rule that modifies, supplements or replaces it.

(d)The seat of the Tribunal will be the city of Bogota and the arbitration proceedings will be administered by the Arbitration and Conciliation Center of the Bogota Chamber of Commerce.

(e)The Court shall decide according to the Law.

9.5.Exemplars.  This Agreement shall consist of two (2) originals of the same value, which shall be considered a single Agreement and shall be effective only once each and every such copy is duly signed by all the Parties.

9.6. Entire Agreement.  This Agreement (together with all Annexes) constitutes the entire agreement between the Parties with respect to the subject matter, obligations and commitments set forth herein and therefore supersedes any prior written or oral agreement or understanding, that the Parties had had on this matter and the Transaction contemplated in this Agreement.

9.7.Severability .  If any provision of this Agreement is prohibited, void, ineffective, or could not be enforced under applicable Law or by decision of a competent Governmental Authority, such nullity, ineffectiveness, or unenforceability shall not affect the other provisions of

Execution Version

the Agreement, these provisions shall remain in full force and binding on the Parties, unless the prohibited, void, ineffective or unenforceable provision was essential to the Agreement so that interpretation or performance of the Agreement in the absence of such provision would be impossible. In making such determination, the Parties shall negotiate in good faith to modify this Agreement in such a way as to reflect the original intent of the Parties as faithfully as possible, in an acceptable manner to both Parties and so that the Transaction and other operations provided for in this Agreement are completed as originally intended to the  fullest extent possible.

9.8.Absence of Third Party beneficiaries.  Except for the External Advisors Fees, this Agreement only generates obligations in favor of the Parties, and therefore nothing in this Agreement, either express or implied, confer or is intended to confer on any other Person any right, benefit or remedy of any nature under or by reason of this Agreement.

9.9.Constitution in arrears.  The Parties expressly waive the judicial requirement for the constitution in default, in the event of the breach of any of the obligations set forth in this Agreement.

9.10.Good Faith.  The Parties shall act in good faith for the conclusion and execution of this Agreement.

Execution Version

IN ACCORDANCE WITH THE AGREEMENT, the Parties enter into this Agreement on the date indicated in the heading of the Agreement.

THE BUYER – ECOPETROL S.A.	THE SELLER – THE NATION – MINISTRY OF FINANCE AND PUBLIC CREDIT

/s/ Felipe Bayón Pardo	/s/ José Manuel Restrepo Abondano
Felipe Bayón Pardo	José Manuel Restrepo Abondano
President of Ecopetrol S.A.	Minister of Finance and Public Credit

Appendix A

 Buyer’s Corporate Authorizations

Attached.

Secretary  General & Support to Presidency
+57 (1) 234 4116
secretaria.general@ecopetrol.com.co

THE SECRETARY GENERAL OF ECOPETROL S.A.

CERTIFIES:

That the Board of Directors of Ecopetrol S.A., (Ecopetrol), at its extraordinary meeting of July 30, 2021, unanimously, on the recommendation of the Business Committee, authorized the President of Ecopetrol to:

-

Submit a binding offer for the acquisition of 569,472,561 common shares of Interconnection Eléctrica S.A. E.S.P. S.A. (ISA), which are currently owned by the Nation - Ministry of Finance and Public Credit and which correspond to 51.41% of ISA's outstanding ordinary shares.

-

To advance the negotiation process for the acquisition of these shares, as well as to sign the respective inter-administrative agreement with the Nation - Ministry of Finance and Public Credit and to advance the necessary steps for the improvement of the purchase and sale of ISA shares.

That the Ecopetrol Board of Directors at the same session unanimously, upon recommendation of the Special Valuation Committee, approved the maximum value payable for each (1) of ISA's common shares.

This certification is issued in Bogota, D.C., on July 30, 2021.

MONICA JIMENEZ GONZALEZ

Secretary General

Annex B

Accounting accounts of the Company that make up the Fund and Debt

Box

Account	Description
111	Cash and cash equivalents
1105010	Cash in Main Cash
1112090	Other fiduciary assignments
1110050	Current Account in Banks and Corporations
1110060	Savings Account in Banks and Corporations
1110090	MEM Cash Bank Account
1112030	Over Night Operations
1115040	Commitment to Resale Fixed Income Investments
1120050	In transit funds in current accounts
1120060	In transit funds in savings accounts
1120900	Funds in Transit Other
1120910	Overnight Operations Chg Diff
1125040	Special Funds - Bank Current Account
1125900	Special Funds - Other Deposits
1201010	Investment Administration Liquidity Fixed Income in TES
1201040	RF Investment Electrical Certificate Valorizable
1201060	Investment Administration Liquidity Fixed Income in CDT's
1201090	Mortgage cards
1201100	Investment Fixed Income Private Bond Domestic Currency
1201150	Fixed Income Investment Public Bond Domestic Currency
1201900	Other Domestic Fixed Income Investments
1201910	Fixed RTA Investment Change Diff
1202040	Investment Rights in Securities and Trust Funds
1202900	Other Equity Investments
1206010	Liquidity Management Investment RTA VBLE Right Forward
1206020	Investment Administration Liquidity R VBLE Obligation Forward
1206030	Lnteres x Cash x Cash operation Liquidity
1206040	Lnteres x Pay x Operation Coverage Policy
1105020	Cash in Minor Cash
112_1	Investments >90 days
1201070	Investment Administration Liquidity Fixed Income in CDT's>90D
1201099	Investment Administration Liquidity greater than 90 days
121	Restricted cash
1112081	LP Restricted Cash
1112080	CP Restricted Cash
Brazil Funds
1926030	Trust Mercantile-Constitution Autonomous patrimony

Debt

Account	Description
211_N	Financial liabilities – Capital
211_N_B	Financial liabilities – CP bonds
2208120	Bond and Title Issued Company No National Date/Ciera
2208910	D.C Bonds CP
2312099	Required Bond Derivative Cts
2312077	Derivative Agreements obligations (swap) CP bonds
211_N_OB	Financial liabilities – Obligations – CP
2312010	Required Derived Cts
2301020	Financial obligations - overdrafts obtained
2302010	Credit obtained Commercial Banking
2302020	Credit obtained by Banca Fomento
2302030	Loan Earned Credit for CP Lease
2302040	Credit obtained by another Shareholders or Partners entity
2302090	Credits obtained by other entities
2302910	CP Invoice Obligation Change Diff
2302080	Credits - Purchase ISBR future dollars
2322800	Interest Credits-Purchase Future Dollars ISBR
2302070	Credits obtained 4131 Brazil CP
2302110	Credits obtained Electroworks
221_N	Financial liabilities – Capital
221_N_B	Financial liabilities – LP bonds
2208121	Bond and Title Issued Company No National Date/Ciera
2208911	D.C Bonds
2312088	Derivative Agreements obligations (swap) LP bonds
221_N_OB	Financial liabilities – LP financial obligations
2312011	Obligations on Derivative Agreements (Swap)
2302011	Credit obtained Commercial Banking
2302021	Credit obtained by Banca Fomento
2302041	Credit obtained by another Shareholders or Partners entity
2302091	Credits obtained by other entities
2302911	LP Invoice Obligation Change Diff
2312012	Coverage Assessment
2302031	LP Lease Credit Earned
2302071	Credits obtained 4131 Brazil LP
2302121	Credit obtained Banco do Nordeste do Brasil

Annex C

Target Net Debt

Date	Debt[1] (COP)	Box[2] (COP)	Net debt Objective (COP)
Jul-21	27,350,082,029,790	5,926,787,072,922	21,423,294,956,868
Aug-21	27,370,530,363,415	5,868,235,132,274	21,502,295,231,141
Sep-21	27,326,797,009,927	5,717,784,793,377	21,609,012,216,550
Oct-21	27,241,687,302,860	5,678,460,314,145	21,563,226,988,715
Nov-21	27.565, 156,996,149	5,802,412,871,498	21,762,744,124,651
Dec-21	27,420,481, 164.112	4,636,246,637,968	22,784,234,526,144

1 According to the accounts in Annex B.

2 According to the accounts in Annex B.

Annex D

Example of Net Debt Adjustment Calculation3

Escenario de Disminución de Precio Base

Cifras en COP

Fecha de Cierre	10-Oct-21
Es antes del día 15 del mes?	Si
Mes del último cierre disponible	Agosto
Fecha de Referencia Resultante	31-Aug-21
Deuda Neta de Cierre (COP mm)	$22,798,946
Deuda Neta Objetivo (COP mm)	$21,502,295
Rango sobre Deuda Neta Objetivo	5.00%
Máximo Ajuste por Acción (COP)	COP 400
Piso del Rango: Deuda Neta Objetivo - 5.0% (COP mm)	$20,427,180
Tope del Rango: Deuda Neta Objetivo + 5.0% (COP mm)	$22,577,410
Deuda Neta de Cierre está en el Rango de Variación sin Ajuste?	No
Requiere ajuste?	Si
Ajuste desde la cantidad en que se exceda el umbral del 5%	
Ajuste Total por Deuda Neta (COP mm)	($221,536)
Acciones en Circulación (mm)	1,307,678
Ajuste a Precio por Acción Resultante del Rango (COP)	(COP 200)
Ajuste a Precio por Acción Resultante del Rango (COP)	(COP 200)
Máximo Ajuste por Acción (COP)	(COP 400)
Ajuste a Precio por Acción (COP)	(COP 200)
Acciones en Venta	569,472,561
Ajuste por Deuda Neta (COP mm)	(COP 113,895)

- Paso 1: Teniendo en cuenta la Fecha de Cierre, se define el mes base para la definición de la Deuda Neta de Cierre y la Deuda Neta Objetivo.
El mes base corresponde al de los últimos estados financieros mensuales disponibles, teniendo en cuenta: a) el mes inmediatamente anterior a la Fecha de Cierre, si el Cierre tiene lugar después del día 15 del respectivo mes; o b) el penúltimo mes anterior a la Fecha de Cierre, si el Cierre tiene lugar en o antes del día 15 del respectivo mes.

- Paso 2: Se define la Deuda Neta de Cierre según el valor provisto por la Vicepresidencia Financiera de la Compañía según los últimos estados financieros mensuales disponibles (mes base definido en el Paso 1).

- Paso 3: Se define la Deuda Neta Objetivo según el valor indicado en el Anexo C para la fecha de los últimos estados financieros mensuales disponibles (mes base definido en el Paso 1).

- Umbral para definir el rango de variación aceptable para no tener Ajuste por Deuda Neta, según lo dispuesto en la cláusula 2.3 del Contrato.

- Valor máximo para el Ajuste por Deuda Neta, según lo dispuesto en la cláusula 2.3 del Contrato.

- Paso 4: Se define el rango de variación sin ajuste para la Deuda Neta Objetivo, considerando una variación positiva de +5.0% como "Tope del Rango", y una variación negativa de -5.0% como "Piso del Rango".

- Paso 5: Se verifica si la Deuda Neta de Cierre está dentro del "Rango de Variación sin Ajuste" para la Deuda Neta Objetivo. Si está dentro del rango, no hay lugar a Ajuste por Deuda Neta. Si es inferior al "Piso del Rango", hay lugar a un Ajuste por Deuda Neta que aumenta el Precio de Compra Base. Si es superior al tope del rango, hay lugar a un Ajuste por Deuda Neta que disminuya el Precio de Compra Base.

- Paso 6: Si hay lugar a ajuste, se calcula el monto total sujeto de ajuste como la diferencia entre: a) El "Tope del Rango" de Deuda Neta Objetivo menos la Deuda Neta de Cierre, si la Deuda Neta de Cierre es superior al "Tope del Rango" de Deuda Neta Objetivo; o b) El "Piso del Rango" de Deuda Neta Objetivo menos la Deuda Neta de Cierre, si la Deuda Neta de Cierre es inferior al "Piso del Rango" de Deuda Neta Objetivo. Posteriormente, el monto total sujeto de ajuste calculado se divide por el número total de acciones en circulación de la Compañía, para definir el "Ajuste a Precio por Acción Resultante del Rango".

- Paso 7: "Ajuste a Precio por Acción Resultante del Rango" calculado en el Paso 6, se compara con COP $400 por acción (definido en la cláusula 2.3 del Contrato). Si el "Ajuste a Precio por Acción Resultante del Rango" es inferior a COP $ 400 por acción, dicho "Ajuste a Precio por Acción Resultante del Rango" será utilizado para el cálculo del Ajuste por Deuda Neta, de lo contrario, si el "Ajuste a Precio por Acción Resultante del Rango" es superior a COP $ 400 por acción, COP $ 400 por acción será utilizado para el cálculo del Ajuste por Deuda Neta.

- Paso 8: El "Ajuste a Precio por Acción" calculado en el Paso 7, se multiplica por 569,472,561, obteniendo el Ajuste por Deuda Neta aplicable al Precio de Compra Base.

3 Note for interpretation of the annex:  The quoted titles of the step-by-step explanations refer to the titles in the table on the left side.

Escenario de Aumento de Precio Base

Cifras en COP

Fecha de Cierre	10-Oct-21	
Es antes del día 15 del mes?	Sí	- **Paso 1:** Teniendo en cuenta la Fecha de Cierre, se define el mes base para la definición de la Deuda Neta de Cierre y la Deuda Neta Objetivo. El mes base corresponde al de los últimos estados financieros mensuales disponibles, teniendo en cuenta: a) el mes inmediatamente anterior a la Fecha de Cierre, si el Cierre tiene lugar después del día 15 del respectivo mes; o b) el penúltimo mes anterior a la Fecha de Cierre, si el Cierre tiene lugar en o antes del día 15 del respectivo mes.
Mes del último cierre disponible	Agosto	
Fecha de Referencia Resultante	31-Aug-21	
Deuda Neta de Cierre (COP mm)	$20,205,645	- **Paso 2:** Se define la Deuda Neta de Cierre según el valor provisto por la Viceprosidencia Financiera de la Compañía según los últimos estados financieros mensuales disponibles (mes base definido en el Paso 1).
Deuda Neta Objetivo (COP mm)	$21,502,295	- **Paso 3:** Se define la Deuda Neta Objetivo según el valor indicado en el Anexo C para la fecha de los últimos estados financieros mensuales disponibles (mes base definido en el Paso 1).
Rango sobre Deuda Neta Objetivo	5.00%	- Umbral para definir el rango de variación aceptable para no tener Ajuste por Deuda Neta, según lo dispuesto en la cláusula 2.3 del Contrato.
Máximo Ajuste por Acción (COP)	COP 400	- Valor máximo para el Ajuste por Deuda Neta, según lo dispuesto en la cláusula 2.3 del Contrato.
Piso del Rango: Deuda Neta Objetivo - 5.0% (COP mm)	$20,427,180	- **Paso 4:** Se define el rango de variación sin ajuste para la Deuda Neta Objetivo, considerando una variación positiva de +5.0% como "Tope del Rango", y una variación negativa de -5.0% como "Paso del Rango".
Tope del Rango: Deuda Neta Objetivo + 5.0% (COP mm)	$22,577,410	
Deuda Neta de Cierre está en el rango?	No	- **Paso 5:** Se verifica si la Deuda Neta de Cierre está dentro del "Rango de Variación sin Ajuste" para la Deuda Neta Objetivo. Si está dentro del rango, no hay lugar a Ajuste por Deuda Neta. Si es inferior al "Piso del Rango", hay lugar a un Ajuste por Deuda Neta que aumenta el Precio de Compra Base. Si es superior al tope del rango, hay lugar a un Ajuste por Deuda Neta que disminuya el Precio de Compra Base.
Requiere ajuste?	Sí	
Ajuste desde la cantidad en que se exceda el umbral del 5%		
Ajuste Total por Deuda Neta (COP mm)	$221,536	- **Paso 6:** Si hay lugar a ajuste, se calcula el monto total sujeto de ajuste como la diferencia entre: a) El "Tope del Rango" de Deuda Neta Objetivo menos la Deuda Neta de Cierre, si la Deuda Neta de Cierre es superior al "Tope del Rango" de Deuda Neta Objetivo; o b) El "Piso del Rango" de Deuda Neta Objetivo menos la Deuda Neta de Cierre, si la Deuda Neta de Cierre es inferior al "Piso del Rango" de Deuda Neta Objetivo. Posteriormente, el monto total sujeto de ajuste calculado se divide por el número total de acciones en circulación de la Compañía, para definir el "Ajuste a Precio por Acción Resultante del Rango".
Acciones en Circulación (mm)	1,107,678	
Ajuste a Precio por Acción Resultante del Rango (COP)	COP 200	
Ajuste a Precio por Acción Resultante del Rango (COP)	COP 200	- **Paso 7:** "Ajuste a Precio por Acción Resultante del Rango" calculado en el Paso 6, se compara con COP $400 por acción (definido en la cláusula 2.3 del Contrato). Si el "Ajuste a Precio por Acción Resultante del Rango" es inferior a COP $ 400 por acción, dicho "Ajuste a Precio por Acción Resultante del Rango" será utilizado para el cálculo del Ajuste por Deuda Neta, de lo contrario, si el "Ajuste a Precio por Acción Resultante del Rango" es superior a COP $ 400 por acción, COP $ 400 por acción será utilizado para el cálculo del Ajuste por Deuda Neta.
Máximo Ajuste por Acción (COP)	COP 400	
Ajuste a Precio por Acción (COP)	**COP 200**	
Acciones en Venta	569,472,561	- **Paso 8:** El "Ajuste a Precio por Acción" calculado en el Paso 7, se multiplica por 569,472,561, obteniendo el Ajuste por Deuda Neta aplicable al Precio de Compra Base.
Ajuste por Deuda Neta (COP mm)	**COP 113,895**

Escenario Sin Ajuste de Precio Base

Cifras en COP

Fecha de Cierre	10-Oct-21
Es antes del día 15 del mes?	Sí
Mes del último cierre disponible	Agosto
Fecha de Referencia Resultante	31-Aug-21
Deuda Neta de Cierre (COP mm)	**$22,000,000**
Deuda Neta Objetivo (COP mm)	**$21,592,295**
Rango sobre Deuda Neta Objetivo	5.00%
Máximo Ajuste por Acción (COP)	COP 400
Piso del Rango: Deuda Neta Objetivo - 5.0% (COP mm)	$20,427,180
Tope del Rango: Deuda Neta Objetivo + 5.0% (COP mm)	$22,572,410
Deuda Neta de Cierre está en el rango?	Sí
Requiere ajuste?	No

<u>**Ajuste desde la cantidad en que se exceda el umbral del 5%**</u>

Ajuste Total por Deuda Neta (COP mm)	$0
Acciones en Circulación (mm)	1,107,676
Ajuste a Precio por Acción Resultante del Rango (COP)	- -
Ajuste a Precio por Acción Resultante del Rango (COP)	0
Máximo Ajuste por Acción (COP)	COP 400
Ajuste a Precio por Acción (COP)	- -
Acciones en Venta	669,472,561
Ajuste por Deuda Neta (COP mm)	

- **Paso 1: Teniendo en cuenta la Fecha de Cierre, se define el mes base para la definición de la Deuda Neta de Cierre y la Deuda** Neta Objetivo.
El mes base corresponde al de los últimos estados financieros mensuales disponibles, teniendo en cuenta: a) el mes **inmediatamente anterior a la Fecha de Cierre, si el Cierre tiene lugar después del día 15 del respectivo mes; o b) el penúltimo mes anterior a la Fecha de Cierre, si el Cierre tiene lugar en o antes del día 15 del respectivo mes.**

- **Paso 2: Se define la Deuda Neta de Cierre según el valor provisto por la Vicepresidencia Financiera de la Compañía según los últimos estados financieros mensuales disponibles (mes base definido en el Paso 1).**

- **Paso 3: Se define la Deuda Neta Objetivo según el valor indicado en el *Anexo C* para la Fecha de los últimos estados financieros** mensuales disponibles (mes base definido en el Paso 1).

- Umbral para definir el rango de variación aceptable para no tener *Ajuste por Deuda Neta*, según lo dispuesto en la cláusula 2.3 del Contrato.

- **Valor máximo para el *Ajuste por Deuda Neta*, según lo dispuesto en la cláusula 2.3 del Contrato.**

- **Paso 4: Se define el rango de variación sin ajuste para la Deuda Neta Objetivo, considerando una variación positiva de +5.0%** como "Tope del Rango", y una variación negativa de -5.0% como "Piso del Rango".

- **Paso 5: Se verifica si la Deuda Neta de Cierre está dentro del "Rango de Variación sin Ajuste" para la Deuda Neta Objetivo. Si está dentro del rango, no hay lugar a Ajuste por Deuda Neta. Si es inferior al "Piso del Rango", hay lugar a un Ajuste por Deuda Neta que aumenta el *Precio de Compra Base*. Si es superior al tope del rango, hay lugar a un *Ajuste por Deuda Neta* que disminuya el Precio de Compra Base.**

Annex 2.2(d)

Wire Instructions for Payment of External Advisors

Below  the electronic transfer instructions for payment of the fees of the External Advisors, as set forth in Section 2.2(d) of the Agreement, that amount to the sum of two billion pesos (COP$2,000.000,000) plus zero point zero one percent (0.01%) of the Final Purchase Price, plus VAT.

The payment of the fees of the External Advisors shall be made to the following bank accounts with the dates of the following holders and in the following proportions:

Holder: Financiera de Desarrollo Nacional S.A.
NIT: 860,509,022-9
Account Number: 0051514419
Type: Savings
Bank: Davivienda.
VAT excl. Value: IANV 2.000.net.000

Holder: BTG Pactual S.A. Stock Exchange Commissioner
NIT: 890,907,157-0
Account Number: 61131794651
Type: Current
Bank: Bancolombia
Value excluding VAT: Zero point zero one percent (0.01%) of the Final Purchase Price

 The FDN shall send the corresponding collection account for all fees or in separate accounts for FDN and BTG respectively, in compliance with the processes and documents required by the Buyer to make the payment.

Annex 2.4(a)

Seller Bank Account

Payment to Seller shall be made to the following bank account with Seller's title:

Headline:	National Treasury Directorate
Identification:	899999090-2
No. Account:	36951764
Account Type:	Current
Bank:	Citibank N.Y.
Intermediary Bank:	Not required
SWIFT:	CITIUS33
ABA:	021000089

Annex 2.6(b)

Buyer's Bank Account

Headline:	ECOPETROL SA
Identification:	899,999,068-1
No. Account:	36884135
Account Type:	IBDDA
Bank:	Citibank N.A.
Intermediary Bank:	N/A.
SWIFT:	CITIUS33
ABA:	021000089
Address:	111 Wall Street, New York NY 10043, United States

Annex 2.7(c)

Buyer's Certificate

Bogota, [●] of [●] of 2021

Gentlemen
Ministry of Finance and Public Credit
Attention:
Bogota, Colombia

REFERENCE:Inter-Administrative Agreement for the Sale of

Actions

Buyer's Closing Certification

Dear Sirs,

This certificate is signed and delivered in compliance with Section 2.7(c) of the Interadministrative Agreement for the Sale of Shares dated [●], [●], 2021 (the "Agreement"), signed between Ecopetrol S.A. (the "Buyer"), and the Nation Ministry of Finance and Public Credit (The "Seller"). Capitalized terms not expressly defined herein shall have the same meaning as those terms in the Agreement.

Buyer certifies that on the Closing Date:

Buyer's Corporate Authorizations remain in effect and are fully binding; and

The conditions set forth in Section 6.3 of the Agreement have been met.

Kind regards,

Signature:

Name:
Position: Legal Representative
Ecopetrol S.A.

Annex 2.8(d)

Electronic document Deceval

Annex 2.8(e)

Seller's Certificate

Bogota, [•] of [•] of 2021

Gentlemen
Ecopetrol S.A.
Attention:
Bogota, Colombia

REFERENCE:Inter-Administrative Agreement for the Sale of

Actions

Buyer's Closing Certification

Dear Sirs,

This certificate is signed and delivered in compliance with Section 2.8(e) of the Interadministrative Agreement for the Sale of Shares dated [•], [•], 2021 (the "Agreement"), signed between Ecopetrol S.A. (the "Buyer"), and the National Ministry of Finance and Public Credit. (The "Seller"). Capitalized terms not expressly defined herein shall have the same meaning as those terms in the Agreement.

Seller certifies that on the Closing Date the conditions set forth in Section 6.2(a), (b), (c) and (e) of the Agreement have been met.

Kind regards,

Signature:

Name:
Position: Minister of Finance
Ministry of Finance and Public Credit

Annex 2.9

Closing Act

CLOSING CERTIFICATE FOR THE INTERADMINISTRATIVE AGREEMENT FOR THE PURCHASE AND SALE OF SHARES BETWEEN THE NATION – MODITORY OF THE TREASURY AND PUBLIC CREDIT AND ECOPETROL S.A.

The present act is signed between the Nation - Ministry of Finance and Public Credit (the "Seller" or "Ministry"), with tax identification number 899,999-0902, represented in this act by [*], of legal age, identified with the citizenship card no. [*] and (2) Ecopetrol S.A., a sociedad por acciones, de economía mixta de carácter comercial, de orden nacional, linked to the Ministry of Mines and Energy ("Ecopetrol" or the "Buyer"), with tax identification number 899,999,068 - 1, represented in this act by [*], of legal age of majority, Identified with Citizenship No. [*], in relation to the Interadministrative Stock Purchase Agreement No. [*] (the "Agreement") dated 11 August 2021, signed between the Ministry and Ecopetrol.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

1.	CLOSING

By this Act, the Seller and the Buyer certify the following with respect to the closing activities, which occurred on [*], [*], 2021, as follows:

(a)In accordance with Sections 6.1, 6.2 and 6.3 of the Agreement, all of the above conditions were verified for the obligations of the Parties.

(b)Pursuant to Section 2.6, (i) the Buyer instructed his bank to disburse the Final Purchase Price, less the Chilean Tax Withholding, to the Seller's bank account set forth in Schedule 2.4(a) and (ii) verified by Seller the availability of the resources on his account, The Seller immediately caused the Company, as a direct depositor, to deliver to Deceval the transfer instruction signed by the Company and addressed to Deceval, instructing Deceval to register the Buyer as the owner of the Shares for Sale, free of any Lien.

(c)Pursuant to Section 2.7 of the Agreement, Buyer delivered to Seller:

(i)A certificate of existence and representation of the Buyer with no more than five (5) calendar days of issuance.

(ii)The Buyer made the payment of the Final Purchase Price, less the Chilean Tax Withholding, to the Seller by bank transfer of funds immediately available to the Seller's bank account indicated in Schedule 2.4(a) of the Agreement. Subsequently, the availability of the resources in the Seller's bank account was verified.

(iii)A certificate signed by the Buyer's legal representative certifying:

1.	That Buyer's Corporate Authorizations remain in effect and are fully binding,

2.	Compliance with the conditions set forth in Section 6.3 of the Agreement.

(d)Under the terms set forth in Section 2.8, Seller delivered to Buyer:

(i)Copy of the transfer instruction signed by the Seller, addressed to the Company, instructing him to request Deceval to register the Buyer as the owner of the Shares for Sale, free of any Lien.

(ii)Copy of the transfer instruction signed by the Company and delivered to Deceval, instructing Deceval to register the Buyer as the owner of the Shares for Sale, free of any Lien.

(iii)The notification of the amount of the Chilean Tax Withholding, including the portion of the Final Purchase Price corresponding to the Chilean Companies Acquired, the tax cost deducted and its determination, the tax rate used (35%) and the value of the Indirect Sales tax in Chile.

(iv)An electronic document issued by Deceval, attesting the entry of the Buyer as the owner of the Shares for Sale in the corresponding investor subaccount of the Buyer and the registration of the Shares for Sale in favor of the Buyer in the register book of shareholders of the Company.

(v)A certificate issued by Seller's legal representative certifying compliance with the conditions set forth in Section 6.2(a), (b), (c) and (e) of the Agreement.

2.	EXTERNAL ADVISORS FEES

Seller and Buyer certify that on [*], [*], 2021, payment was made by Buyer to the External Advisors under Section 2.2(d) of the Agreement. For clarity, the payment to the External Advisers was equal to [*]. This is based on the certification issued by the FDN.

3.	INDIRECT SALES TAX IN CHILE

With respect to the Indirect Sales Tax in Chile, [be completed according to the activities actually performed under Section 5.11].

4.	FINAL SETTLEMENT

Seller and Buyer declare and agree that as of the date hereof, the Buyer is at peace and except for payment of the Final Purchase Price and payment to the External Advisors and accordingly such obligations have been completed under the terms of the Agreement.

[More Signature Page]

On record, this certificate was signed on [ *] days of [*] the month of [*] 2022.

[•]
DC [•]
Minister of Finance and Public Credit
Ministry of Finance and Public Credit

Continuation of the Closing Certificate

[•]
DC [•]
Legal Representative
Ecopetrol S.A.

[Closing Act Signature Page]

Annex 5.2

Governmental Authorizations

No.	Requirement	Responsible	Term	Status	Comments/Support
COLOMBIA
1.	Notification of transfer between the same real beneficiary to the Financial Superintendency of Colombia	MHCP — Subscribes MHCP	Post – Signature	☐ Complete	Communication and media attesting that the parties are the same real beneficiary
2.	Instruction directed to DECEVAL requesting (i) an entry into account of the transfer; and (ii) a change of depositary if applicable.	MHCP sends to ISA and ISA communicates to Deceval	The dig of the fastener	☐ Complete	Communication delivered by email
3.	Publication relevant information	Ecopetrol and ISA	Signing of the Agreement	☐ Complete	Relevant information page of Ecopetrol, ISA and SFC.
Closing date
BRAZIL
4.	Communication to the Agênda National de Energia Elétrica ("ANEEL")	MHCP	Before signing.	☒ Complete	Communication signed by the legal representative of each concessionaire. Prior to closing receive confirmation of the 1 understanding or approval
5.	Relevant Facts Information relevant to the Securities Commission in Brazil ("CVM")	MHCP CTEEP and TAESA publish relevant information	Signing of the Agreement	☐ Complete	Relevant information page of the issuers.
Closing date

No.	Requirement	Responsible	Term	Status	Comments/Support
CHILE
6.	Notifications to the Ministry of Public Works informing the structure of the Transaction	MHCP (Subscribes: Concessionaires)	First notification on the day the essential fact of the signing of the Agreement is published	☐ Complete	Notification presented by each concessionary company. Ideally it should coincide with the publication of the essential fact on the page of the CMF
Second notification on closing day
7.	Essential factual information to the Commission for the Financial Market in Chile ("CMF")	(MHCP) (These are publications made by Interchile and each concessionary company as essential facts on the page of the CMF)	Signing of the Agreement	☐ Complete	Relevant information page of the issuers.
The closing day

Annex 5.9

Communication from CREG

Attached

Bogota, D.C.

Doctor
FELIPE BAYON PARDO
President
ECOPETROL
Race 13 # 36-24, floor 5
Bogota D.C

Subject:	Its communication of August 2, 2021 Filed CREG E-2021-008771 of August 2, 2021 General CREG File

Dear Dr. Bayon,

We have received your communication identified in the reference above, pursuant to which it requests from this Commission an opinion regarding the scope of Article 2 of Resolution CREG 095 of 2007, in light of a possible acquisition of 51.4% of the shareholding of Interconexión Eléctrica S.A. E.S.P. by ECOPETROL S.A.

As stated in its communication, Ecopetrol S.A. interprets that:

"(…) in the light of the provisions of the quoted disposition, the agent participating in the marketing segment and holding a shareholding in a transmitter exceeding the permitted thresholds, has the possibility of having a transition period of six (6) months to adjust its participation in that activity so it meets the boundaries of vertical integration.

That is, we understand that according to the provisions of Resolution CREG 095 of 2007, a trader that purchases more than 15% of a transmitter with revenues exceeding 2% of the system's revenues may cease its activities in the market, having  six (6) months counted from the occurrence of this fact to cease said activities."

In addition, in this communication it states "...we bring up certain rules which have been issued by the Commission in order to observe the reality of the transactions carried out by agents and that involve some kind of integration in the market, where (the authority) has provided with reasonable time frames for shareholders to comply with previously established integration limits."1

In this regard, the Commission, at its session number 1011 of August 2, 2021, discussed the issue raised and approved the following pronouncement authorizing the Executive Director to sign it.

1 It cites resolutions CREG 001 of 2006, 163 of 2008 and 024 of 2009.

The provision contained in Article 2 of Resolution CREG 095 of 2007 applies to generators, distributors and marketers, or companies that are vertically integrated and develop jointly more than one of these activities. These agents were able to acquire more than 15% of the share capital of a company that develops the national transmission activity, provided that this does not represent more than 2% of the total transmission income of the National Transmission System.

If, after the acquisition of more than 15% of the capital of the national transmission company, it exceeds the income threshold (2%) above, it is necessary that generators, distributors and marketers, or companies that are vertically integrated and jointly develop more than one of these activities, dispose within the following six (6) months the shares exceeding 15% of the share capital of the transmitter. To verify the stated income limit, the standard provides for cutoffs December 31 of each year.

Based on the assumptions described above, and given that Interconexión Eléctrica S.A. E.S.P. currently exceeds (before the planned purchase by ECOPETROL S.A.) the income threshold of 2% in the National Transmission System, the period of six (6) months established to make the disposition would not be applicable in the present case.

Additionally, after reviewing the current regulation, it should be noted that this does not foresee any time period for situations such as that described by ECOPETROL S.A. Therefore, in compliance with the principles established in Resolution CREG 080 of 2019, the Commission understands that the companies involved in the Transaction must take the necessary measures so that, in the shortest possible time and with their best diligence, they comply with the limits established for the integration of activities associated with the provision of the electric power service.

By way of example, this Commission would take the form of an act of diligence to include a clause in the Agreement which would oblige companies to take forward the necessary actions to comply with the existing regulations.

This concept is issued in the terms and scope provided for in article 28 of Law 1755 of 2015, which replaces title 11 of the Code of Administrative Procedure and Administrative Disputes.

Best regards,

JORGE ALBERTO VALENCIA MARIN
Executive Director